As Filed with the Securities and Exchange Commission on October 15, 1997

                                                Registration No. 333-
                                                                     -----------

--------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               PATCOMM CORPORATION
                  --------------------------------------------
                 (Name of small business issuer in its charter)

       Nevada                       3663                         11-3124068
----------------------      ---------------------            -------------------
(State or jurisdiction       (Primary Standard                (I.R.S. Employer
 of incorporation or         Industrial Classi-              Identification No.)
    organization)           fication Code Number)


                               Patcomm Corporation
                              7 Flower Field, M100
                               St. James, NY 11780
                                 (516) 862-6511
                         -------------------------------
                        (Address and telephone number of
                          principal executive offices)

                              7 Flower Field, M100
                               St. James, NY 11780
                     --------------------------------------
                    (Address of principal place of business)

   Copies of all communications to:        Copies of all communications to:
       Henry F. Schlueter, Esq.                   John E. Lawlor, Esq.
         Celia Velletri, Esq.                       Attorney at Law
     Schlueter & Associates, P.C.                   129 Third Street
       1050 17th St., Suite 1700                 Mineola, New York 11501
        Denver, Colorado 80265                       (516) 248-7700
            (303) 292-3883                       -----------------------
      -----------------------

                                  Frank Delfine
                              7 Flower Field, M100
                               St. James, NY 11780
                                 (516) 862-6511
                  ------------------------------------------------
                 (Name, address and telephone number of securities
                               agent for service)

                  Approximate date of proposed sale to public:
                  As soon as practicable after effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /_X_/


                         Calculation of Registration Fee
================================================================================
                             Amount                                    Amount of
                             to be    Offering price     Aggregate     registra-
Title of each class of    registered   per unit(1)  offering price(1)  tion fee
 sec to be registered
--------------------------------------------------------------------------------
Common Stock               1,000,000      $ 5.75        $ 5,750,000       $1,742
Representative's Warrants    100,000      $ 0.001       $       100       $    0
Common Stock(2)              100,000      $ 6.90        $   690,000       $  209
--------------------------------------------------------------------------------
Total Registration Fee:                                 $ 6,440,100       $1,951
================================================================================
                          (Footnotes on following page)

(1)  Estimated solely for the purpose of calculating the registration fee.

(2) Represents shares issuable upon exercise of the Representative's Warrants. Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Representative's Warrants.
                   -------------------------------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                              Cross Reference Sheet

Form SB-2
Item No.                                     Sections in Prospectus
--------                                     ----------------------

1  Front of the Registration Statement and
   Outside Front Cover of Prospectus.........Cover Page

2  Inside Front and Outside Back Cover
   Pages of Prospectus.......................Inside Front Cover Pages (i)(ii);
                                             and Outside Back Cover Page

3  Summary Information and Risk Factors......Prospectus Summary; Risk Factors

4  Use of Proceeds...........................Prospectus Summary; Use of Proceeds

5  Determination of Offering Price...........Cover Page; Underwriting

6  Dilution..................................Risk.Factors; Dilution

7  Selling Security Holders..................Not Applicable

8  Plan of Distribution......................Prospectus Summary; Underwriting

9  Legal Proceedings.........................Litigation

10 Directors, Executive Officers,
   Promoters and Control Persons.............Management

11 Security Ownership of Certain
   Beneficial Owners and Management..........Principal Shareholders

12 Description of Securities.................Description of Securities

13 Interest of Named Experts and Counsel.....Not Applicable

14 Disclosure of Commission Position on
   Indemnification for Securities Act
   Liabilities.............................. Statement as to Indemnification

15 Organization within Last Five Years.......The Company; Management - Certain
                                             Transactions

16 Description of Business...................Prospectus Summary; Risk Factors;
                                             Business

17 Management's Discussion and Analysis
   or Plan of Operation......................Management's Discussion and
                                             Analysis of Financial Condition
                                             and Results of Operations

18 Description of Property...................Business - Properties

19 Certain Relationships and Related
   Transactions..............................Management - Certain Transactions

20 Market for Common Equity and Related
   Stockholder Matters.......................Market for Common Equity and
                                             Related Stockholder Matters

21 Executive Compensation....................Management - Executive Compensation

22 Financial Statements......................Index to Financial Statements

23 Changes In and Disagreements With
   Accountants on Accounting and
   Financial Disclosure......................Not Applicable

24 Indemnification of Directors and
   Officers..................................Indemnification of Directors and
                                             Officers

25 Other Expenses of Issuance and
   Distribution..............................Other Expenses of Issuance and
                                             Distribution


26 Recent Sales of Unregistered Securities...Recent Sales of Unregistered
                                             Securities

27 Exhibits..................................Exhibits

28 Undertakings..............................Undertakings

                               PATCOMM CORPORATION
                        1,000,000 Shares of Common Stock

     Patcomm Corporation (the "Company") is hereby offering an aggregate of 1,000,000 shares of Common Stock (the "Common Stock"), $0.001 par value, at a public offering price of $5.75 per share. The shares are being offered by the Underwriters as agents for the Company on a "best efforts, all-or-none" basis until _________________, 1997, (45 days from the date of this Prospectus, subject to a 45-day extension until _________________, 1998, by agreement among the Company and the Underwriters). If all 1,000,000 shares of Common Stock are not sold within the offering period (including any extensions), the offering will terminate and all funds will be promptly returned to subscribers by the Escrow Agent without deduction therefrom or interest thereon. There is no right to the return of funds out of escrow during the offering period (including any extensions). There will be no market-making activities in the Common Stock until after the closing of the offering.

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that any market will develop or, if a market should develop, that it will continue. The public offering price of the Common Stock has been arbitrarily determined by the Company and Andrew Garrett, Inc., the representative (the "Representative") of the several underwriters (the "Underwriters") and bears no relationship to the Company's present assets, book value, earnings, stockholders' equity, or any other statistical criterion of value. It is anticipated that the Common Stock will be traded on the National Association of Securities Dealers, Inc. Small Cap MarketSM ("NASDAQ") under the symbol "PTCM". See "Risk Factors--No Prior Public Market," "Market for Common Equity and Related Stockholder Matters," and "Underwriting."

     This offering should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors."

                        _________________________________
                           THESE SECURITIES INVOLVE A
                  HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION.
 (See "RISK FACTORS" beginning on page ___ and "DILUTION" beginning on page ___)
                        _________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                    Assumed Price        Underwriting             Proceeds to
                      to Public         Commissions(1)          Company(1)(2)(3)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Per Share               $5.75               $0.575                   $5.175
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Total Offering        $5,750,000           $575,000                $5,175,000
--------------------------------------------------------------------------------

(1) The Common Stock is being offered by the Underwriters on a "best efforts basis" for a period of 45 days from the date hereof, which period may be extended for additional periods not to exceed a total of 45 days by agreement among the Company and the Underwriters. Pending sale of all 1,000,000 shares of Common Stock, all proceeds will be held in escrow by European American Bank, a New York banking corporation (the "Escrow Agent") for this offering. Funds will be deposited in such escrow account no later than noon on the business day following receipt. In the event that all 1,000,000 shares of Common Stock are not sold within the 45-day offering period (unless extended), this offering will terminate and all funds will


                     (Footnotes continued on following page)


                              ANDREW GARRETT, INC.
                The date of this Prospectus is ___________, 1997 be returned promptly to subscribers by the Escrow Agent, without any deduction therefrom or interest thereon. All checks should be made payable to the Escrow Agent. Purchasers will have no right to the return of their funds during the term of this offering.

(2) Excludes (i) payment by the Company of a non-accountable expense allowance equal to 3% of the gross proceeds of the offering payable to the Representative on the closing date of this offering; (ii) additional compensation to the Representative through the payment of fees to the Representative pursuant to an Investment Banking Agreement; and (iii) additional compensation to the Representative through the sale to the Representative, for nominal consideration of $100, of warrants (the "Representative's Warrants") entitling the holder thereof to purchase 100,000 shares of Common Stock, subject to adjustment, at a price of $6.90 per share (120% of the $5.75 per share offering price) for a period of four years commencing one year from the date of this Prospectus. The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting other expenses payable by the Company estimated at $536,580, including, among others, registration and filing fees, professional fees, printing expenses, and the non-accountable expense allowance in the amount of $172,500 and investment banking fee in the amount of $108,000, payable to the Representative. Total expenses of the offering, including underwriting commissions, should approximate $1,111,580, for estimated net proceeds ("Estimated Net Proceeds") to the Company of $4,638,420. See "Use of Proceeds" and "Underwriting."

     The shares of Common Stock are offered by the Underwriters subject to prior sale when, as, and if issued and delivered by the Company, and subject to the right of the Underwriters to reject any order in whole or in part, notwithstanding the tender of payment by check or otherwise. It is expected that delivery of certificates for the shares will be made on or about _________, 1998.

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a registration statement on Form SB-2 (herein, together with all amendments thereto, called the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which is a part of the Registration Statement, omits certain information contained in the Registration Statement. The Registration Statement and exhibits thereto may be examined free of charge and copied at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Furthermore, copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C., at prescribed rates. References in this Prospectus to various documents, contracts, statutes, regulations, and agreements do not purport to be complete and are qualified in their entirety by reference to such documents, contracts, statutes, regulations, and agreements. The Commission maintains a Web Site at http://www.secgov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     After consummation of this offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in connection therewith, will file reports, proxy and information statements, and other information with the Commission. Such materials filed by the Company with the Commission can be inspected and copied at the public reference facilities referenced above at prescribed rates. The Company intends to furnish its shareholders with annual reports containing audited financial statements certified by independent accountants.

                            TABLE OF CONTENTS

                                                                  Page
                                                                  ----
PROSPECTUS SUMMARY..........................................        1

RISK FACTORS................................................        2

USE OF PROCEEDS.............................................       13

DIVIDEND POLICY.............................................       14

CAPITALIZATION..............................................       14

DILUTION....................................................       15

SELECTED FINANCIAL DATA.....................................       16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............       17

BUSINESS....................................................       19

MANAGEMENT..................................................       25

EXECUTIVE COMPENSATION......................................       26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............       28

PRIOR OFFERINGS.............................................       29

PRINCIPAL SHAREHOLDERS......................................       30

MARKET FOR COMMON EQUITY AND
  RELATED STOCKHOLDER MATTERS...............................       30

DESCRIPTION OF SECURITIES...................................       32

UNDERWRITING................................................       34

LITIGATION..................................................       36

LEGAL MATTERS...............................................       36

EXPERTS.....................................................       36

ADDITIONAL INFORMATION......................................       36

STATEMENT AS TO INDEMNIFICATION.............................       36

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by more detailed information and the financial statements appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references in this Prospectus to the "Company" refer to Patcomm Corporation. Except where otherwise indicated, all share and per share data in this Prospectus assume no exercise of the Representative's Warrants to purchase up to 100,000 shares of Common Stock and no issuance of shares of Common Stock under either the Company's Stock Option Plans or outstanding stock options or warrants.


                                   The Company

     Patcomm Corporation (the "Company") was organized under the laws of the State of Nevada on March 12, 1992. The Company is engaged in the development and marketing of a new line of products for the amateur radio communications market, incorporating a new architecture by which many traditional hardware functions are replaced by software. The Company had sold 21 units of its first product, the PC1610tm HF transceiver, and 79 units of its newer model transceiver, the model PC16000tm, which is intended to replace the model PC1610tm. See "Business--Products."

     The Company's executive offices are located at 7 Flower Field, M100, St. James, New York 11780. Its telephone number is (516) 862-6511.

     Development of the Company's Products and Business. In the early stages of amateur radio development, almost every station was made up of a separate receiver and transmitter. As technology evolved, the "transmitter" and
"receiver" were integrated into a single unit called the "transceiver." The introduction of the integrated circuit into the communications industry resulted in transceivers which could perform more functions for the same cost and which also were more compact. More recently, microcomputer technology has given birth to the "smart" transceiver. "Smart" is common jargon in the electronics industry for using software to perform logical functions in electronic equipment at high speeds. An important benefit of "smart" technology is that it generally results in lower cost.

     The Company's founders have developed a new architecture for transceiver design which advances the concept of integration by including a computer platform within the transceiver/receiver. This concept is called by the Company the Power Integration Principle or PIPtm. Integrating a computer within the transceiver is a difficult task because a transceiver is designed to detect very low level electronic signals in the environment and a computer is (electronically) an extremely noisy device. Therefore, the integration of the computer and the transceiver presented a significant technological challenge to the Company's engineering staff. The Company has successfully solved the technological problems associated with integration of the computer and the transceiver through sophisticated engineering and design. To date, the Company's primary activities have been devoted to achieving this technological breakthrough. The Company is positioned to take advantage of its technology and commence the next major phase of its development, which is the marketing of its integrated transceiver and computer products.

     The Company's founders believe that in order for the Company to successfully market its products, those products must provide increased function at lower cost. Management of the Company believes that the Company's competitors in the amateur radio ("HAM") industry have historically added functions to their products at higher costs to the consumer, which is contrary to the trend in other areas of the consumer electronics industry. The Company's technology enables the Company to offer increased functions at lower cost per function. This can be expected to give the Company a competitive advantage, allowing the Company to gain market share and to become a significant force in the more than one billion dollar a year HAM radio industry and, when appropriate, to extend the technology into the commercial marketplace.

     Many of the features incorporated in the Company's technology are based on simpler hardware accompanied by sophisticated software. The selected software and hardware residing on the common computerized "platform" will make up the "footprint" for the Company's various mainline products. The performance, cost, and model of the product depend on the variety and sophistication of each of the selected hardware and software features. Additional economic opportunities are available to the Company in the aftermarket as consumers add or update software and/or hardware to existing equipment.

     The new architecture developed by the Company will offer HAM radio operators (and commercial users) an unusual combination of features: (i) a computerized platform common to all models designed to accept a software driven architecture; (ii) the ability to mix, upgrade, and/or add new features to existing equipment for maximum flexibility and/or expandability; (iii) special emphasis on user friendliness; and (iv) special capabilities such as a Morse code decoder that automatically converts code to text and text to code. These product characteristics rely significantly on the application of microprocessor and software technology that has not previously been introduced in the marketplace by established manufacturers.

     Management believes that intellectual property protection is an important element of the Company's strategy, and that patent protection is one method for defending the Company's products and market. Accordingly, the Company has attempted to define its patent in such a way as to provide the greatest patent protection at an economical cost. The Company's initial patent employs an interesting and strategically exclusive feature in that the Company makes the only transceiver that can be directly controlled by a computer keyboard. Other competitive products require that an external computer such as a PC be used in order to perform this function. The Company's approach will result in significant cost savings to the user, and is the subject of a recently granted (Company owned) U.S. Patent.

     The independent auditors report accompanying the Company's balance sheet at December 31, 1996, notes that the balance sheet has been prepared "assuming that the Company will continue as a going concern," which contemplates that the Company will realize its assets and liquidate its liabilities in the ordinary course of business. Between inception and December 31, 1996, the Company sold only 21 units of its product. However, commencing in January 1997, the Company began to ship its PC16000tm and as of June 30, 1997, the Company had sold 79 of that model transceiver. The proceeds of this offering will be used, in part, for production, testing, marketing, and selling the model 16000tm.

     The Company's strategy for growth is to aggressively market its products to existing amateur radio enthusiasts making equipment upgrade purchases and to three significant categories of new entrants into amateur radio - younger users, new retirees, and handicapped individuals. See " Business--Market Strategy."

                                  The Offering

Securities Offered by the Company      1,000,000 shares of $0.001 par value
                                       Common Stock. See "Description of
                                       Securities--Common Stock."

Offering Price                         $5.75 per share

Common Stock Outstanding
  Prior to the Offering                1,056,498 shares

Common Stock to be Outstanding
  After the Offering(1)                2,056,498 shares

Use of Proceeds                        The estimated net proceeds of $4,638,420
                                       are intended to be used to: (i) hire a
                                       new president/ chief operating officer;
                                       (ii) hire a chief financial officer/con-troller and five additional accounting and administrative staff persons; (iii) develop a fully staffed marketing depart-ment, which will include additional sales and marketing staff persons; (iv) hire additional technical persons for quality control and research and development; (v) acquire the necessary components and other raw materials to support the Company's anticipated sales; (vi) conduct marketing and promotional activities;
                                       (vii) purchase or lease equipment and
                                       machinery; (viii) repay promissory notes issued to shareholders; (ix) fulfill the Company's commitment to the Representa-tive to spend up to $350,000 for investor relations and public relations for the Company; and (x) provide working capital and fund general corporate purposes, including the possible investment in, strategic acquisition of, or joint ventures with, complementary businesses, technologies, or product lines. See "Use of Proceeds."

Risk Factors                           This offering involves a high degree of
                                       risk.  See "Risk Factors."

Proposed NASDAQ SmallCap Symbol        PTCM

----------

(1) Excludes (i) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering;
     (ii) 72,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options;
     (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans; and (v) 140,000 shares of Common Stock issuable upon the conversion of currently outstanding promissory notes. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," "Executive Compensation--Option Plans," and "Prior Offerings."




                          Summary Financial Information

     The summarized financial information set forth below at and for the fiscal years ended December 31, 1996 and 1995 is derived from the audited financial statements of the Company. The financial data included below at and for the six months ended June 30, 1997 are unaudited. See "Selected Financial Data."

Income Statement Data                           Year Ended                             Six Months Ended
                                               December 31,                                June 30,
                                  ------------------------------------        ----------------------------------
                                       1996                 1995                  1997                   1996
                                    (Audited)             (Audited)           (Unaudited)             (Unaudited)

Sales                             $    25,211           $    15,975           $    57,818           $    10,501
Cost of sales                         125,423                38,843                20,312                58,061
Gross profit                         (100,212)              (22,868)               37,506               (47,560)
Income (loss) from
   operations                        (376,898)             (215,063)             (323,146)             (158,710)
Net income (loss)                    (381,724)             (215,880)             (324,513)             (157,360)
Earnings (loss) per share               (0.43)                (0.34)                (0.31)                (0.22)
Weighted average number
   of common shares
   outstanding(1                      885,353               637,250             1,046,498               730,583

Balance Sheet Data                 At December 31, 1996                             At June 30, 1997
------------------                 --------------------                     --------------------------------
                                            Actual                             Actual          As Adjusted(2)
                                          (Audited)                         (Unaudited)         (Unaudited)
Working capital                         $       311                         $(141,227)          $4,497,193
Total assets                                165,919                           183,260            4,821,680
Capital lease obligations                    13,534                            11,475               11,475
Stockholders' equity                         63,182                          (121,706)           4,516,714

----------

(1) Excludes (i) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering;
     (ii) 72,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common
     Stock  issuable upon the exercise of currently  outstanding  stock options;
     (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans; and (v) 140,000 shares of Common Stock issuable upon the conversion of currently outstanding promissory notes. See
     "Market for Common  Equity and Related  Stockholder  Matters--Common  Stock
     Outstanding  or  Reserved  for  Issuance,"  "Underwriting--Representative's
     Warrants," "Executive Compensation--Option Plans," and "Prior Offerings."

(2)  Assumes receipt of net proceeds from the offering of $4,638,420.





                                       -7-


                                  RISK FACTORS

     Investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider, together with the other information appearing in this Prospectus, the following factors, among others, in evaluating the Company and its business before purchasing the securities offered by this Prospectus.

Risks Pertaining to the Company

     Stockholders' Deficit; Going Concern Qualification. As of June 30, 1997, the Company had an accumulated deficit of $1,403,216. The independent auditors' report accompanying the Company's balance sheet at December 31, 1996 notes that the balance sheet has been prepared "assuming that the Company will continue as a going concern," which contemplates that the Company will realize its assets and liquidate its liabilities in the ordinary course of business. However, the Company has not generated positive cash flow from operations and there can be no assurance that this trend will not continue. Profitable operations are dependent upon, among other factors, the Company's ability to obtain equity or debt financing and its ability to successfully market its products. The Company is dependent on the net proceeds of this offering for operating capital. See "Use of Proceeds," "Management's Discussion and Analysis or Plan of Operation," and the Financial Statements, including the Notes thereto, included as a part of this Prospectus.

     Limited Operating History; Start-Up Enterprise; High Risk Investment. The Company was incorporated under the laws of the State of Nevada on March 12, 1992. To date, the Company's activities have been primarily limited to the development, design, and manufacture of its first product and the raising of capital. The Company has conducted limited sales operations and earned limited revenues and is a development stage company.

     Since the Company has not conducted significant sales operations and has engaged in only limited production operations, no historical "track record" information or financial data can be provided upon which a prospective investor can make an informed judgment as to the future prospects of the Company. The Company faces all of the risks inherent in a new business and those risks specifically inherent in the type of business in which the Company is engaged, namely, the development and marketing of a high technology product that has never been assembled and sold by the Company in large quantities. Accordingly, the success of the Company is dependent on management's ability to complete the development of, and to market and distribute, the Company's products, which may be dependent on various factors that are beyond the control of the Company. The purchase of Common Stock therefore must be regarded as the placing of funds at a high risk in a new or "start-up" venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. There can be no assurance that the Company will be able to develop and to market and distribute its products or operate at a profit.

     Dependence on Key Personnel. The Company's future performance will depend to a significant extent upon the efforts and abilities of certain members of senior management as well as upon the Company's ability to attract and retain qualified engineering, technical, design, marketing, and production personnel. In particular, the Company is largely dependent upon the continued efforts of its founders, Frank Delfine, who is currently the Company's president/chief operating officer, treasurer, and Chairman of the Board of Directors, and Alexander Adelson, who is currently the Company's secretary and a director. To the extent that the services of Mr. Delfine or Mr. Adelson would be unavailable to the Company, the Company would be required to obtain other personnel to perform the duties that they otherwise would perform. There can b no assurance that the Company would be able to employ another qualified person or persons, with the appropriate background and expertise, to replace Mr. Delfine or Mr. Adelson on terms suitable to the Company. Furthermore, the Company does not maintain key person life insurance on either Mr. Delfin or Mr. Adelson, although the Company intends to obtain key person life insurance on Mr. Delfine in the amount of $1,000,000 prior to the date that the offering to which this Prospectus relates is commenced. Effective January 1, 1997, the Company entered into three-year employment agreements with Messrs. Adelson and Delfine. Mr. Delfine's employment agreement provides for an annual salary and incentive compensation based on the Company's net profits. The Company will have to compete with other larger companies for marketing and other personnel, and there can be no assurance that the Company will be able to attract or retain such personnel. See "Management" and "Executive Compensation."

     Competition. The Company will be competing with other companies that provide similar, though not identical, products. The radio communications industry is highly competitive, and many of the companies with which the Company will compete have substantially greater technical, financial, and marketing resources than the Company. Management believes that the principal factors that will determine the Company's competitive position will include ergonomic friendliness, reliability, technological advancements, quality, customer service, and price. Management believes that its research and development capabilities, concentration on increased production efficiencies, commitment to customer service, and product innovation will enable the Company to compete effectively. However, there can be no assurance that the Company"s products will be viewed favorably by prospective purchasers when compared with its competitors' products or that they will be competitive in the face of advances in product technology developed by the Company's competitors. See "Business--Competition."

     No Preemptive Rights. Shareholders do not have preemptive rights to purchase additional shares of Common Stock. Consequently, persons who purchase Common Stock in this offering will have no preemptive rights to purchase Common Stock in any future offerings of Common Stock that may occur. Accordingly, the issuance of additional shares of Common Stock will result in dilution to the holders of Common Stock at the time of such issuances, which could reduce the value of the Common Stock.

     Patents. As of the date of this Prospectus, the Company has obtained one patent that relates to its technology. Although a patent has been granted, there is no assurance that such patent will not be attacked by third parties or that, if any such attack were made, it would not be successful. The costs involved in defending a patent or prosecuting a patent infringement action would be substantial. At present, the Company does not have the resources to pursue such an action. In addition, it cannot be assured that a competitor could not design a product that is the functional equivalent of the Company's product, without infringing on the Company's patent. See "Business--Technology Protection."

     No Dividends Paid. The Company has not paid cash dividends on its Common Stock and management does not anticipate that the Company will pay any dividends in the foreseeable future. See "Dividend Policy."

     Possible Issuance of Preferred Stock. The Company is authorized to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions as determined by the Board of Directors. The issuance of preferred stock in the future could have the effect of delaying, deferring, or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Although the Company has no present plans to issue any shares of preferred stock, the issuance of preferred stock in the future could adversely affect the rights of the holders of Common Stock and reduce the value of the Common Stock.

     Dependence on Single Assembly Location. All of the Company's assembly operations are performed at the Company's facility in St. James, Long Island, New York. The Company currently maintains $56,020 of property damage insurance for losses relating to its St. James facility, including business income and extra expense coverage, which amounts could be reduced as a result of deductibles and co-insurance calculations. Nevertheless, material damage to, or the loss of, the Company's facility due to fire, severe weather, flood, or other act of God or cause, even if insured against, would have a material adverse effect on the Company's financial condition, business, and prospects.

Risks Pertaining to this Offering

     Control by Existing Shareholders. After completion of this offering, the Company's existing shareholders will beneficially own or control approximately 51.4% of the outstanding shares of Common Stock of the Company. The Company's Articles of Incorporation do not provide for cumulative voting in the election of directors. As a result, the Company's current shareholders will be in the position to elect all of the Board of Directors and, therefore, to control the business and affairs of the Company including certain significant corporate actions such as acquisitions, the sale or purchase of assets, the issuance and sale of the Company's securities at such prices as the Board of Directors may determine, and transactions with affiliates. The directors, in turn, appoint all of the Company's officers. Pursuant to Nevada law, amendment of the Articles of Incorporation to provide for cumulative voting would require the affirmative vote of a majority of the shares entitled to vote thereon; therefore, purchasers of the Common Stock offered hereby would not hold sufficient votes to effect such an amendment. See "Principal Shareholders" and "Description of Securities."

     No Assurance of Public Market for Securities. Prior to this offering, there has been no public market for the Company's Common Stock. No assurance can be given that a trading market for the Common Stock will develop or, if developed, that it will continue. Therefore, purchasers of the Common Stock offered hereby may have difficulty selling such Common Stock should they desire to do so.

     Immediate Substantial Dilution/Purchase of Common Stock by Insiders and Prior Investors at Below Offering Price. The shares of Common Stock held by the Company's current shareholders were purchased for prices significantly lower than the offering price herein. As of June 30, 1997, the Company's net tangible book value per share of Common Stock was $(0.12). Based on certain assumptions, purchasers of the Common Stock offered hereby will experience immediate substantial dilution of $3.55 (61.7%) per share. See "Dilution."

     Use of Proceeds. The proceeds of this offering have been allocated only generally and the Board of Directors has the discretion to vary the actual application of the funds. Accordingly, investors will entrust their funds with the Company's management on whose judgment the investors must depend, with only limited information about management's specific intentions. See "Use of Proceeds."

     Determination of Offering Price. The offering price of the Common Stock has been arbitrarily determined through negotiation between the Company and the Representative. The offering price of the Common Stock does not necessarily bear any relationship to the assets, operating results, book value, or stockholders' equity of the Company or any other statistical criterion of value. There can be no assurance that the Common Stock will trade in the future at market prices in excess of, or equal to, the offering price herein. See "Underwriting--Pricing of the Offering."

     No Commitment to Purchase Common Stock, No Right to Return of Funds, and "All or None" Offering. The Underwriters are offering the Common Stock on a "best efforts" basis. No person, including the Company or the Underwriters, has any obligation to purchase all or any portion of the Common Stock. Therefore, subscribers to the Common Stock may lose the use of their funds used to purchase such securities for the duration of the escrow period, 45 days, and for up to 45 additional days if the escrow period is extended, even though the offering is not completed and no Common Stock is sold. See "Underwriting." Subscribers will not have the right to cancel their subscription or to request the return of their funds during the term of this offering or any extension thereof. The Company's officers and directors may purchase shares of Common Stock in order to meet the minimum; however, in no event will such purchases exceed more than 20% of the offering.

     The shares are being offered by the Underwriters as agents for the Company on a "best efforts, all-or-none" basis until _________________, 1997, (45 days from the date of this Prospectus, subject to a 45 day extension until _________________, 1998, by agreement among the Company and the Underwriters). If all 1,000,000 shares are not sold within the offering period (including any extensions), the offering will terminate and all funds will be promptly returned to subscribers by the Escrow Agent without deduction therefrom or interest thereon. There is no right to the return of funds out of escrow during the offering period (including any extensions). There will be no market-making activities in the Common Stock until after the final closing of the offering.

     Underwriters' Influence on the Market and Possibility that Underwriters May Cease Market Making. It is anticipated that all of the securities offered hereby will be sold to customers of the Underwriters. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Underwriters. Although they have no legal obligation to do so, the Underwriters, from time to time, may become market makers and may otherwise effect transactions in such securities. To the extent the Underwriters do so, they may be influential in any market that might develop and the degree of participation by the Underwriters may significantly affect the price and liquidity of the Company's securities. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Underwriters without obligation or prior notice. Depending on the nature and extent of the Underwriters' market making activities and retail support of the Company's securities at such time, the Underwriters' discontinuance could adversely affect the price and liquidity of the securities.

     Shares Eligible for Future Sale. Following this offering but without giving effect to the exercise of the Representative's Warrants, the 72,252 currently outstanding Common Stock purchase warrants, or any of the 180,000 currently outstanding stock options, the conversion of the 240 currently outstanding convertible promissory notes, or the issuance of any of the 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans, there will be 2,056,498 shares of Common Stock issued and outstanding. Of these shares, 1,000,000 shares of Common Stock sold in this offering will be "free trading" (assuming that the shares are not acquired by affiliates of the Company) and the balance will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. An aggregate of approximately 996,498 of the restricted securities are currently eligible for resale pursuant to Rule 144 and will be freely tradable in the public market (except by affiliates of the Company). The holders of 655,639 shares of Common Stock that are eligible for resale under Rule 144 have entered into an agreement with the Representative under which they have agreed not to sell any of the restricted securities which they hold for a two year period following the date of this Prospectus, without the consent of the Representative (the "Lock-Up"). The

Representative has no general policy, plans, arrangements, understandings, or commitments with respect to the early release of the Lock-Up; however, investors are cautioned that the Representative in its sole discretion, and without notice to the public, may elect to release all or part of the shares subject to the Lock-Up prior to the expiration of the Lock-Up. All of the Company's officers and directors, who hold an aggregate of 601,164 shares of Common Stock, have entered into the Lock-Up agreement with the Representative. The early release of shares subject to the Lock-Up and subsequent sale of any of those shares could have a depressive effect upon the trading price of the Common Stock. Sales of substantial amounts of Common Stock under Rule 144 or otherwise into the public market could adversely affect the prevailing market price for the Common Stock (i.e., depress the market price of the shares), if such a market should ever develop. See "Market for Common Equity and Related Stockholder Matters--Shares Eligible for Future Sale."

     Maintenance Criteria for NASDAQ Small Cap Market Securities; Penny Stock Risks. The Company has applied for inclusion of the Common Stock for trading on the NASDAQ Small Cap Market ("NASDAQ"). In order to continue to be included on NASDAQ, a company must satisfy certain requirements. The company must meet one or more of the following: (i) net tangible assets of $2 million; market capitalization of $35 million; or net income (in the latest fiscal year or in two of the last three fiscal years) of $500,000. In addition, a company must (i) have 500,000 shares in the public float; (ii) have $1 million in market value of public float; (iii) have a minimum bid price of $1.00; (iv) have two market makers; (v) have 300 (round lot) shareholders; and (vi) meet certain corporate governance standards. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities on NASDAQ. In such event, trading, if any, in the securities may then continue to be conducted in the non-NASDAQ over-the-counter market in markets commonly referred to as the electronic bulletin board and the "pink sheets." As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the market value of the Common Stock. In addition, the Company would be subject to a rule promulgated by the Commission that imposes various sales practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors, if the Company fails to meet criteria set forth in such rule. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell the Company's securities, which may affect the ability of purchasers in this offering to sell the Company's securities in the secondary market.

     If the Company fails to maintain its qualification for the Common Stock to trade on NASDAQ and is trading below $5.00 per share, the Common Stock will be subject to disclosure rules adopted under the Securities Exchange Act of 1934, as amended, relating to penny stocks. Disclosure rules for transactions involving penny stocks require broker-dealers, among other things, to (i) determine the suitability of purchasers of the securities and obtain the written consent of purchasers to purchase such securities; and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealers last purchased or sold the securities. The additional burdens imposed upon broker-dealers may discourage them from effecting transactions in penny stocks, which could reduce the liquidity of the Common Stock.

     Recently Organized Representative. This is the first underwriting managed by the Representative of the Underwriters, Andrew Garrett, Inc. This limited experience could adversely impact the development and maintenance of a trading market in the securities offered hereby.

     Important Factors Related to Forward-Looking Statements and Associated Risks. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the

Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to (i) the successful development and marketing of the Company's products; (ii) increasing sales through both direct marketing and entering into distribution arrangements; (iii) the success of additional marketing initiatives to be undertaken by the Company; and (iv) the success of the Company in achieving increases in sales with corresponding profitability.

     The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will develop, market, and ship products on a timely basis, that competitive conditions within the ham radio industry will not change materially or adversely, that demand for the Company's products will be strong, that the Company will retain existing key management personnel, that the Company's forecasts will accurately anticipate market demand, and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed elsewhere under other risk factors, the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company are estimated to be approximately $4,638,420 after deducting the Underwriters' commissions, payment of the amounts due under the Investment Banking Agreement, and other estimated offering expenses payable by the Company.

     The Company expects to use approximately $1,471,000 of the net proceeds to hire additional personnel, including a president/chief operating officer, a chief financial officer/controller, five additional accounting and administrative staff persons, and additional technical persons for quality control and research and development and to develop a fully staffed marketing department which will include additional sales and marketing staff persons. In addition, the Company expects to use approximately $1,000,000 of the proceeds to purchase or lease machinery and equipment, $750,000 of the proceeds to acquire the components and other raw materials necessary to support the Company's anticipated sales, $500,000 for marketing and promotion of the Company's products, $350,000 for investor relations and public relations, and $61,800, plus accrued interest, to repay promissory notes issued to shareholders. The balance of the proceeds will be used for working capital and general corporate purposes, including the possible investment in, strategic acquisition of, or joint ventures with, complementary businesses, technologies, or product lines. As of the date of this Prospectus the Company has no plans, arrangements, understandings, or commitments with respect to any such material investments, acquisitions, or joint ventures, nor is the Company engaged in negotiations with respect to any such matter. There can be no assurance that any such investments, acquisitions, or joint ventures will become available on terms acceptable to the Company. See "Business" and "Certain Relationships and Related Transactions."

     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this offering based on current planning and business conditions. The Company reserves the right to change such uses when and if market conditions change or unexpected changes in operating conditions or results occur. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future sales growth and the amount of cash generated by the Company's operations. Net proceeds not immediately required for the purposes described above will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds, or other short-term, interest-bearing securities.

                                 DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock, and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The payment of dividends by the Company is within the discretion of its Board of Directors and depends in part upon the Company's earnings, capital requirements, and financial condition. The Company intends to retain earnings, if any, for use in its business.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997, and as adjusted to reflect the sale of 1,000,000 shares of Common Stock in this offering at the offering price of $5.75 per share. The information contained in the table is qualified in its entirety by reference to, and should be read in conjunction with, the unaudited financial statements at and for the six months ended June 30, 1997 and related notes, appearing elsewhere in this Prospectus.

                                                           June 30, 1997
                                                  ------------------------------
                                                                  As Adjusted
                                                    Actual     After Offering(1)
                                                    ------     -----------------

Stockholders' equity:
     Common Stock, $0.001 par value;
       10,000,000 shares authorized;
       1,056,498 shares issued and outstanding
       at June 30, 1997; 2,056,498 issued and
       outstanding, as adjusted(2)               $     1,056      $     2,056
     Paid in capital............................   1,248,377        5,885,797
     Accumulated deficit......................... (1,403,216)      (1,403,216)
     Common Stock subscribed.....................     32,077           32,077
                                                 -----------      -----------
     Total stockholders' equity..................$  (121,706)     $ 4,516,714
                                                 ===========      ===========

----------

(1) As adjusted to reflect the sale of 1,000,000 shares of Common Stock in this offering at the public offering price of $5.75 per share and the application of the net proceeds therefrom, estimated to be $4,638,420.

(2) Excludes (i) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering;
     (ii) 72,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options;
     (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans; and (v) 140,000 shares of Common Stock issuable upon the conversion of currently outstanding promissory notes. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," "Executive Compensation--Option Plans," and "Prior Offerings."

                                    DILUTION

     The net tangible book value of the Company's Common Stock at June 30, 1997 was $(121,706) or $(0.12) per share. Based upon an offering price of $5.75 per share, the net tangible book value per share will increase as a result of the sale of this offering to approximately $2.20 (without adjustment for other changes in net tangible book value subsequent to June 30, 1997), resulting in an immediate substantial dilution to new shareholders of $3.55 per share (61.7%). Dilution is the reduction in value of the investor's investment measured by the difference between the price per share in the public offering and the net tangible book value per share at June 30, 1997, plus the increase attributable to purchases by shareholders in this offering. "Net tangible book value per share" represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. The following table illustrates the per share effect of this dilution on purchasers in this offering. See "Description of Securities" and "Financial Statements."


Public Offering Price Per Share                               $5.75

Net Tangible Book Value Per
  Share at June 30, 1997(1)                 $(0.12)

Increase Per Share Attributable
  to Purchases by New Shareholders          $ 2.32
                                            ------

Pro Forma Net Tangible Book Value
  Per Share After Offering(2)                                 $2.20
                                                              -----

Dilution to New Shareholders                                  $3.55
                                                              =====

Percent of Offering Price                                     61.7%
                                                              =====
----------

(1) Amount results from subtracting the total liabilities and intangible assets of the Company from its total assets and dividing the remainder by the number of shares of Common Stock outstanding.

(2) Includes the adjusted net tangible book value of $(121,706) at June 30, 1997, plus estimated net proceeds of this offering, after payment of expenses, underwriting commissions, and the investment banking fee, of $4,638,420. Does not include (i) 100,000 shares underlying the Representative's Warrants; (ii) 72,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options; (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans; or (v) 140,000 shares of Common Stock issuable upon conversion of currently outstanding promissory notes. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting," "Executive Compensation--Option Plans," and "Prior Offerings."

     Based upon the sale of 1,000,000 shares of Common Stock at an offering price of $5.75 per share to the investors in this offering, investors in this offering will own approximately 48.6% of the issued and outstanding Common Stock. This compares with 1,056,498 shares of Common Stock held by existing shareholders of the Company, for which the Company was paid an aggregate consideration of $1,283,311 upon initial issuance, or an average of approximately $1.21 per share, and which will constitute approximately 51.4% of the issued and outstanding Common Stock following this offering. Except as otherwise stated, the foregoing information assumes no exercise of outstanding options or warrants, no conversion of outstanding convertible promissory notes, and no exercise of the Representative's Warrants. To the extent that currently outstanding options or warrants are exercised or that currently outstanding convertible promissory notes are converted to Common Stock, there may be further dilution to new investors.



                             SELECTED FINANCIAL DATA

     The  selected  financial  information  at and for the  fiscal  years  ended
December 1995 and 1996, set forth below, is derived from the audited financial statements of the Company, which have been prepared in accordance with generally accepted accounting principles. The audited financial statements at January 31, 1995 and 1996 and for the fiscal years ended January 31, 1995 and 1996 have been audited by Winter, Scheifley & Associates, P.C. and appear elsewhere herein. The selected financial data at and for the six months ended June 30, 1996 and 1997, set forth below, are unaudited and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations.
Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The selected financial data are qualified in their entirety by reference to, and should be read in conjunction with, the Financial Statements, related
Notes,  and  "Management's  Discussion  and Analysis of Financial  Condition and
Results of Operations" included elsewhere in this Prospectus.


Balance Sheet Data                    At December 31, 1996      At June 30, 1997
------------------                    --------------------      ----------------
                                            (Audited)              (Unaudited)

Working capital                          $         311            $   (141,227)
Total assets                                   165,919                 183,260
Capital lease obligations                       13,534                  11,475
Stockholders' equity                            63,182                (121,706)


Income Statement Data                              Year Ended                        Six Months Ended
                                                  December 31,                           June 30,
                                         -----------------------------       -----------------------------
                                             1996              1995             1997              1996
                                           (Audited)         (Audited)       (Unaudited)       (Unaudited)

Sales                                    $    25,211       $   15,975        $   57,818        $  10,501
Cost of sales                                125,423           38,843            20,312           58,061
Gross profit                                (100,212)         (22,868)           37,506          (47,560)
Selling, general, and administrative         216,956          164,927           328,335           98,629
Research and development                      59,730           27,268            32,317           12,521
Income (loss) from operations               (376,898)        (215,063)         (323,146)        (158,710)
Interest income                                2,670               14             1,252               --
Miscellaneous income                              --               --               881            1,850
Interest expense                              (7,496)            (831)           (3,500)            (500)
Net income (loss)                           (381,724)        (215,880)         (324,513)        (157,360)
Weighted average number
   of common shares outstanding(1)           885,353          637,250         1,046,498          730,583

----------

(1) Excludes (i) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering;
     (ii) 72,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common
     Stock  issuable upon the exercise of currently  outstanding  stock options;
     (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans; and (v) 140,000 shares of Common Stock issuable upon the conversion of currently outstanding promissory notes. See
     "Market for Common  Equity and Related  Stockholder  Matters--Common  Stock
     Outstanding  or  Reserved  for  Issuance,"  "Underwriting--Representative's
     Warrants," "Executive Compensation--Option Plans," and "Prior Offerings."



                                      -16-


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     Patcomm Corporation is a technology company dedicated to the amateur radio and related products industry. The Company has chosen to concentrate on the most dominant product activity of the amateur radio field, transceiver and ancillary support products. The competitive principle around which the Company's technology is based is the replacement of traditional hardware functions with software, thus reducing cost of goods while allowing equivalent or greater sophistication. The Company's fundamental design strategy is the integration of a computer with a transceiver. Further, the Company has successfully obtained a patent protecting its use of a computer keyboard for controlling a transceiver, thus creating an ergonomic interface that combines "computer culture" with "amateur radio culture." The Company's products are described in the section of this Prospectus entitled "Business--Products." The Company is currently engaged in the transition from a development stage company to a manufacturing and marketing entity.

     From its inception, the Company has dedicated its resources primarily to market research and technical development activities. This has involved raising capital, recruiting personnel, system design, software development, prototype building, prototype and beta site testing, manufacturing prototype testing, market measurement and reaction, and promotional activities. The Company has also leased or purchased assets for use in its operations. And, finally, the Company has engaged in minor manufacturing and sales activities. Management is attempting to determine the best way to make and sell the Company's product concepts.

     In view of the Company's limited operating history, an evaluation of its prospects must be considered in view of the difficulties and risks associated with development stage entities transitioning into operating entities. In order to become a viable business entity, the Company must project itself into the amateur radio marketplace as an innovative and credible source of competitive products. The Company must be equally recognized by end customers, distributors, media entities, and industry institutions. In order to achieve this goal, the Company must strive to be a state of the art technology provider. The Company's fiscal year ends December 31.


RESULTS OF OPERATIONS

     The following  table sets forth selected income data as a percentage of net sales for the periods indicated.
                                                                               Six Months Ended
                                          Year ended December 31,                   June 30,
                                          -----------------------            ---------------------
                                          1995              1996             1997             1996

Sales                                    100.0%            100.0%           100.0%            100.0%
Cost of sales                            243.1             497.5             35.1             552.9
                                         -----             -----             ----             -----
Gross profit                            (143.1)           (397.5)            64.9            (452.9)
General and administrative             1,032.4             860.6            567.9             939.2
Research and development                 170.7             236.9             55.9             119.2
                                         -----             -----             ----             -----
Income (loss) from operations         (1,346.2)         (1,495.0)          (558.9)         (1,511.4)
Interest income                            0.0              10.6              2.2               0.0
Miscellaneous income                       0.0               0.0              1.5              17.6
Interest expense                           5.2             (29.7)             6.1               4.8
                                           ---             -----              ---               ---
Net income (loss)                     (1,351.4)         (1,514.1)          (561.3)         (1,498.5)


Six Months Ended June 30, 1997 Compared to the Six Months Ended June 30, 1996

     Sales for the six months ended June 30, 1997, were $57,818, an increase of $47,317, or 450.6%, as compared to the period ended June 30, 1996. Cost of sales for the six months ended June 30, 1997, was $20,312, a decrease of $37,749, or 65.0%, as compared to the period ended June 30, 1996. General and administrative expenses for the six months ended June 30, 1997 were $328,335, an increase of $229,706, or 232.9%, as compared to the period ended June 30, 1996. Research and development expenses for the six months ended June 30, 1997 were $32,317, an increase of $19,796, or 158.1%, as compared to the period ended June 30, 1996.
Interest expense for the six months ended June 30, 1997 was $3,500, an increase of $3,000, or 600.0%, as compared to the period ended June 30, 1996.

     Because the Company is a start-up stage company, the financial results for prior operating periods are not necessarily indicative of future financial results.

Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

     Sales for the year ended  December 31, 1996,  were $25,211,  an increase of
$9,236, or 57.8%, as compared to the year ended December 31, 1995. Cost of sales for the year ended December 31, 1996, was $125,423,  an increase of $86,580,  or
222.9%,  as  compared  to  the  year  ended  December  31,  1995.   General  and
administrative  expenses for the year ended December 31, 1996 were $216,956,  an increase of $52,029,  or 31.5%, as compared to the year ended December 31, 1995.
Research  and  development  expenses  for the year ended  December 31, 1996 were
$59,730, an increase of $32,462, or 119%, as compared to the year ended December
31, 1995.  Interest expense for the year ended December 31, 1996, was $7,496, an increase of $6,665,  as  compared  to the year ended  December  31,  1995.  This increase occurred because the Company did not have any outstanding  indebtedness during the prior fiscal year.

     Because the Company is a start-up stage company, the financial results for prior operating periods are not necessarily indicative of future financial results.

LIQUIDITY AND CAPITAL RESOURCES

     To date the Company has been financed through private sales of royalty interests and common stock purchase warrants, Common Stock, and debt and through loans from "insiders." Additional information with respect to the Company's prior offerings, including its private sales of royalty interests, common stock purchase warrants, Common Stock, and debt is included under the section captioned "Prior Offerings," in this Prospectus. Cash provided by revenues has been insignificant.


                                      -18-


     The net proceeds to the Company from the sale of shares of Common Stock in this offering are estimated to be $4,638,420. The Company intends to use $1,000,000 of the net proceeds to purchase new machinery and equipment. The balance of the net proceeds is expected to be used to hire additional personnel, for marketing and promotion, general corporate purposes, and working capital. The Company believes that the net proceeds from the offering will be sufficient to meet cash requirements for the next 20 months,. If such cash flows are not sufficient to meet the Company's needs, it may seek additional cash through the sale of equity and/or debt instruments, and/or attempt to obtain credit.

                                    BUSINESS

Introduction

     The Company was formed in 1992 to develop and market a new line of products and related services for the amateur radio communications market and eventually for related commercial markets. Utilizing technology developed by the Company's founders, Alexander Adelson and Frank Delfine, the Company has developed new architecture for integrating a computer (and the required software) with a transceiver used by amateur radio (HAM) operators. Further, it has succeeded in gaining intellectual property protection covering the use of computer and similar keyboards for directly controlling amateur radio transceivers (US Patent #5,566,205). This integration significantly reduces the cost of a state of the art transceiver while retaining many complex functions that are part of the current technology. The Company plans to use a portion of the proceeds of this offering to hire additional personnel to market and distribute its principal product and develop additional products and services. The Company has completed and tested its PC16000 transceiver. For further information concerning products and the Company's backlog, please see "- Products" and "- Backlog," below.

Industry Overview

     For over 20 years the amateur radio industry has been characterized by stable but modest growth, with a customer base comprised primarily of conservative, dedicated, well educated, and above average income individuals. The typical amateur radio operator is between 40 and 60 years of age and has been licensed for a period of 15 to 30 years. However, the industry is currently experiencing growth with the average number of licenses issued to amateur operators per year increasing over the last five years. This increase in licenses is due, in part, to a rapid increase in the number of "new" retirees each year. Existing operators typically become more actively involved upon retirement and others will try the activity for the first time upon retirement. The increase is also due, in part, to the creation of the Codeless License Class by the FCC in February 1991, which has made obtaining a license easier and has attracted younger, more technically oriented users, lowering the average age of operators during the last few years.

     Notwithstanding dramatic technological improvements in virtually every other area of communications, there has not been a major technological breakthrough in amateur radio equipment in approximately ten years. The set of electronic equipment an amateur radio operator uses to receive and transmit radio signals is commonly referred to as a "station." In the early stages of amateur radio development, almost every "station" was made up of a separate receiver and transmitter. As technology evolved, the transmitter and receiver were combined into a single unit called a "transceiver." The introduction of the integrated circuit into the communications industry resulted in transceivers which could perform more functions for the same cost and which also were more compact. More recently, microcomputer technology has given birth to the "smart" transceiver. In the jargon of the electronics industry, "smart" equipment utilizes a microprocessor located inside such equipment to assist in the performance of numerous electronic functions--including highly complex functions at very high speeds. Accordingly, the user receives the benefit of additional, useful functions at a relatively low incremental cost. The next step in the technological evolution is the most significant to date--the evolution from microprocessor to the complete integration of the transceiver with the processing capabilities of a computer and keyboard. The Company's products and services are focused on this technological advance.

Marketing and Distribution

     The Company intends to market and distribute its products by direct response marketing, and through the appointment of distributors. Direct response marketing includes any form of media communications which elicits a direct response by a prospective customer to the Company. Direct response techniques include print advertising in ham radio magazines and publications, direct mail, and other standard forms of advertising which call upon the customer to contact the advertiser directly. The Company intends to advertise extensively in amateur radio publications. In addition, the Company also intends to utilize direct mail advertising to amateur radio enthusiasts. Lists of amateur radio license holders and enthusiasts are available both from the government and publishers of material for amateur radio enthusiasts.

     The Company intends to utilize existing amateur radio distributors for distribution of its products through certain specialty chains and amateur radio specialty stores throughout the country and the world. At the present time, the Company has entered into a distribution agreement for Western Europe with a distribution company based in the Netherlands, that also markets and distributes other amateur radio products throughout Western Europe. That distributor has entered into a sub-agreement with an Italian distributor for distribution of the Company's products in Italy. In addition, the Company has entered into two distribution arrangements with companies located in the United States, and an arrangement with an Australian distributor for distribution of the Company's products in Australia and New Zealand.

Market Strategy

     The Company's strategy is to capitalize on its advanced technology and the increasing costs of some significant competitors to gain market share and ultimately establish a leading role in the expanding amateur radio operator business and related wireless commercial uses. By converting hardware functions to software functions, the integration of the transceiver and the computer results in a transceiver which can perform more functions for the same cost. Company marketing studies indicate that such a reduction in cost per function is very attractive both to long time operators who are looking for less costly ways to upgrade their equipment and to the younger, more technology minded buyers just starting out in amateur radio activities. Management also believes that the Company can provide a family of technically advanced products at a lower cost than the three Japanese companies which have traditionally held a dominant position in the U.S. (See "-- Competition," below.) Thus, management believes that the Company has a unique opportunity to establish market share through technically advanced products while having a cost advantage over some of the traditional leaders in the marketplace.

     The Company will seek to utilize its advanced technology to establish market share in the existing amateur radio operator markets and to develop new market segments. The largest existing market consists of established HAM operators who can be approached through conventional media technologies to purchase system upgrades. The Company believes that new, younger operators and new retirees comprise a significant expanding market in which the Company can establish significant market share through aggressive, innovative marketing. In addition, the Company will capitalize on its unique software architecture to market to physically impaired operators as a specialty niche market.

     The Company has conducted a market study which indicates that the current median price for a full featured HF (high frequency) transceiver is $2,103. This medium priced, medium featured transceiver leads the pack in high volume sales by the major manufacturers. The PC16000tm transceiver, a direct challenge to this product type, is at a suggested retail price of $1,600. The Company intends to develop a high end unit which will fall into the $3,500 category.

     The Company intends to market its products to commercial and institutional users who require the same HF operating spectrum as amateur radio operators as well as the same sort of equipment attributes, utilities, and features. Such users include the Civil Air Patrol (CAP), missionary communications, high seas nautical communications, and certain government communications. Products sold to these types of commercial users will require "type acceptance" by the FCC, unlike amateur radio products which are certified by manufacturers to be built in accordance with established FCC standards. The Company believes that its integrating architectural concept, because it shifts so many functional burdens to software instead of hardware, should also give the Company a cost edge in this marketplace. The Company has not yet determined the demand for its products, but believes that there are significant opportunities because of the overall size of the commercial market.

     The Company also plans to enter the VHF market. Again, using the economic advantages of its architecture, the Company intends to make a two band (six meters/two meters) multi-mode (CW, SSB, FM, and AM) portable transceiver (not a hand held).

Products

     The Company's business plan for the amateur radio business focuses initially on the PC16000tm transceiver which has been completed and tested and is now being marketed. This is an advanced up-conversion general coverage high frequency transceiver that utilizes DSP (digital signal processing) to provide excellent filtering characteristics (equal or better than expensive crystal filters) at a low cost. This product is being priced by the Company at approximately $1,600, which is less than a comparable product offered by competitors. Additional features such as IF shift and AM/FM modes are included. This unit also contains digital decoding/sending modes (CW/RTTY/ASCII) as well as software upgrades to support advanced digital error correcting modes such as AMTOR and PACTOR. Transmitter power is rated at average 100 watts continuous output power. The PC16000tm does not comply with the requirements for a CE mark, which would serve as confirmation to the European authorities that the marked product complies with all European Union directives relevant to the product and that the product may be traded freely in the European market. Management of the Company intends to develop a CE compliant version of the PC16000tm transceiver, to be called the PC16000E, for distribution in Europe.

     The Company is also in the process of developing the following additional products:

     PC-AT16 - Automatic Antenna Tuner for the HF Bands. Designed to be used with the PC-1610/PC-16000 or any other HF transceiver (including competition). This unit allows the operator to tune his antenna system automatically (instead of turning knobs and switches and watching meters) by simply pressing a single button. The match is made in a matter of seconds automatically. Management anticipates that development of the product will be completed by June 1998.

     PC-9000 - A compact HF transceiver designed for fixed or mobile use. Provides HAM band only coverage (160 through 10 meters) with options for six meter (VHF) coverage. The transceiver will operate on CW, SSB or, optionally, FM modes. There is also a provision for controlling the unit via a PC keyboard so that the Company's patent concept is utilized as in the PC-16000. Limited control is provided as a standard feature. Additional features may be added via software/hardware upgrade options (i.e. RTTY/CW decoding and memory). This unit is designed to be competitive with the newer portable/mobile type designs recently introduced by the competition. It will provide unique features at a low user cost. Its selling price is targeted at $790.00. The scheduled completion date is early 1998. Preliminary advertising has begun and the paper design is complete. The first prototypes are now underway.

     PC-4500 - A low end, low power, HF transceiver designed for portable operation which will have plug-in modules (sold separately) to add additional HAM bands. The unit is aimed at the low power (QRP) battery/solar powered marketplace. The unit will support both CW and SSB modes of operation, which is unique for a unit in this price class. (Typically, only CW (Morse code) is supported). This is possible by utilizing the "phasing" techniques developed in the original PC-1610. The selling price for the basic (one band) unit is targeted at under $200.00. This unit is scheduled for completion by mid-1998.

     The Company is also developing software and upgrade components for its products. One version will add AMTOR/PACTOR operation to the PC16000tm and the PC160000tm. These are digital modes that are error correcting, providing error free communications by re-transmitting lost data as a background task which is totally transparent to the user. Upgrades will be offered for existing systems as they become available much like software upgrades in the business productivity software world.

     The Company has contemplated development of the following products:

     PC1600Rtm - A receiver only device aimed at the serious SWL (Shortwave Listener) market. This receiver is identical to the receiver included in the PC16000tm and contains all the same digital decoding modes (CW/RTTY/ASCII).

     PC160000tm - A high end, high frequency transceiver with all the features of the PC16000tm, plus dual receivers and built-in full screen display to support additional digital modes such as PACKET. The Company is also developing additional software and upgrade components for its products and will also include multiple DSP (Digital Signal Processing) filters. The transmitter will be rated at 150 watts continuous output.

     The FCC has set forth certain technical standards to which a transmitted amateur signal must conform. These standards set some basic guidelines for minimum signal quality in the transmitted signal. The "image" of the amateur operator is projected in the quality of the signal that he broadcasts. This signal is the only thing that the rest of the world hears when the operator is on the air. A high quality, properly formed signal is much easier to listen to for long periods of time. This is also true of the quality of the signal that the receiver produces. A receiver which produces noisy, distorted audio will tend to create a high level of fatigue very quickly for its operator. Such poor quality results in a bad reputation for the unit by both the operator and the listener. The Company intends to manufacture only high quality units that produce high quality signals which exceed all FCC specifications.

Technology Protection

     The Company intends to rely on a combination of patents, copyrights, and trademarks to protect proprietary product design, software codes, and product and service identification. The registration of a trademark does not in itself restrict others from offering similar competing products but does restrict others from using a deceptively similar name or mark to identify their product.

     Patents. An application has been granted to the Company by the U.S. Patent Office regarding certain aspects of the Company's technology. The Company received a Notice of Allowance from the United States Patent and Trademark
Office with respect to such application on October 15, 1996 (patent number 5,566,205). The Company intends to file additional patent applications as other products are developed. Until such time as a patent issues, the Company will not have the right to bring a patent infringement action against a third party that makes a product or uses a technology identical or similar to the Company's product or technology. Even if a patent is granted, there is no assurance that such patent will not be attacked by third parties or if any such attack were made, that it would not be successful. The costs involved in defending a patent or prosecuting a patent infringement action would be substantial. At present the Company does not have the resources to pursue such an action. In addition, even if a patent issues, it cannot be assured that a competitor could not design a product that is the functional equivalent of the Company's product, without infringing on the Company's patent.

     Trademarks. Patcomm is a registered trademark of the Company and the Company plans to register the following additional trademarks under applicable federal law:

       PC1610tm
       PC16100tm
       PC16000Rtm
       PC16000tm
       PC160000tm
       PC16000Vtm
       PC16000Etm
       PC9000tm
       PC4500tm
       PCAT16tm

     Although management believes that the Company's software and trademarks are adequately protected for their intended purposes, there can be no assurance that such trademarks will not be attacked by third parties or that, if any such attack were made it would not be successful. The costs involved in defending a patent, trademark, or copyright or prosecuting infringement action relating to a copyright, trademark, or patent would be substantial. At present the Company does not have the resources to pursue such an action.

Competition

     The amateur radio marketplace is currently dominated by four large manufacturers, including Kenwood, Yaesu, Icom, and Ten-Tec, of which Ten-Tec is the only significant U.S. manufacturer, the others being Japanese.

Employees

     The Company employs seven full-time employees and two part-time employees. The Company has also employed outside consultants on a contractual basis in connection with its research and development and may continue this practice.

     The Company attempts to maintain amiable and communicative relations with its employees. The Company is not a party to any labor contracts or collective bargaining agreements. The Company has experienced no labor stoppages in recent years and management believes that relations with its employees are satisfactory. The Company believes there is an adequate supply of suitable labor available.

Research and Development and Product Design

     The Company intends to invest money in an ongoing research and development program along with the subsequent product design program. Management believes that this approach is fundamental with any high tech type of company. During the fiscal years ended December 31, 1995 and 1996, the Company expended $27,268 and $59,730, respectively, for research and development.

Seasonality

     The Company's products are subject to two types of seasonal variation. First is the normal year end holiday buying activity and the spring seasonal activity increase. The second fluctuation is peculiar to this industry. HF communication is subject to sunspot activity since reduced sunspot activity results in poor radio reception quality. A sunspot cycle is approximately 11 years. As these cycles end there is reduced sales activity due to generally poor communication quality. Fortunately we are just entering an upswing of a new sunspot cycle. The Company's backlog as of any given date is not a meaningful measure of the Company's future business because the Company's customers generally require rapid shipment of orders.

Properties

     The Company maintains its headquarters and offices in a rented 2800 square foot facility in the St. James area of Long Island, New York. It leases the space on a one year renewable basis with an average 3% to 4% yearly increase. The cost currently is $12.83 per square foot which includes power, water, heat, air conditioning, and taxes. The property is leased from an unrelated third party.

     This facility is adequate for the Company's short term plans; however, there have been conversations with the present landlord to expand, as required, within the present facility to accommodate increased sales activity as demand builds up. The Company enjoys a good relationship with the landlord.

Government/Environmental Regulation

     The Company is subject to various federal, state, and local environmental laws and regulations. Management believes that the Company's operations currently comply in all material respects with applicable laws and regulations. Management is not aware of any current or future environmental laws and regulations that could have a material impact on the Company. The Company's products in the United States are subject to various regulations of the Federal Communications Commission. Management believes that the Company's products comply in all material respects with applicable Federal Communications Commission laws and regulations. Future changes in laws applicable to the Company's products could have a material impact upon the Company.

                                   MANAGEMENT

     The founders and promoters, directors, and executive officers of the Company, their ages and present positions are as follows:

Name                     Age      Position
----                     ---      --------

Frank Delfine            44       Founder and Promoter, Chairman of the Board,
                                  President,   and Treasurer

Alexander Adelson        62       Founder and Promoter, Secretary, and Director

John Dibble              45       Director

James Messing            54       Director

     Each director is serving a term of office which will continue until the next annual meeting of shareholders, and until the election and qualification of his successor. Set forth below is biographical information with respect to the Company's founders and promoters and each officer and director.

     Frank Delfine, founder and promoter, has been president, treasurer, and a director of the Company since inception. He has been Chairman of the Board of Directors since October 7, 1997. Mr. Delfine has over 19 years experience as an Electronic Design Engineer with diverse experience in various fields. He has been part of the RTS Research Lab, Inc. technology resource group for the past 18 years. RTS Research Lab, Inc. is a privately held technology resource group providing technology and marketing services to the electronic and optical industries. Since 1984, Mr. Delfine has run his own technology consulting firm serving high technology companies. In addition, Mr. Delfine has been an amateur radio operator for 32 years, and holds a General Class license as well as a First Class FCC Commercial license. Mr. Delfine currently devotes his full-time to the business and affairs of the Company.

     Alexander Adelson, founder and promoter, has been a director and secretary of the Company since inception. From inception to October 7, 1997, he also served as Chairman of the Board of Directors. Mr. Adelson is president and Chairman of the Board of RTS Research Lab, Inc., a position he has held since October 1974. Mr. Adelson is also Chief Technical Consultant and a member of the Board of Directors for Base Ten Systems, Inc., a publicly held, 30 year old company (NASDAQ NMS: BASEA). Base Ten Systems, Inc. is a diversified technology company engaged in the design and manufacture of weapons control systems, medical software, and secure communication technology. Mr. Adelson held a similar position for Symbol Technologies, Inc. from 1977 through 1989. Symbol Technologies is the leading manufacturer in the world of hand held laser scanning equipment.

     John Dibble has been a director of the Company since July 1992. Mr. Dibble founded Aminetech, Inc. in 1988, which has created several gas treatment products and he currently serves as president of that company. From 1974 to 1988, he worked at Union Carbide Corp. in research and development, serving in various positions including the position of technology manager for a newly created gas treating chemicals business group where over a dozen new products were introduced to refineries, natural gas, and ammonia plants.

     James Messing has been a director of the Company since April 1996. Mr. Messing has spent 28 years on Wall Street with the investment banking firms of Salomon Brothers and CS First Boston in all areas of capital markets, including trading, sales, and new product development. Mr. Messing currently is a principal in Sage Securities Corp., a NASD member firm.


     The directors of the Company are elected annually and serve until their successors take office or until their death, resignation, or removal. The executive officers serve at the pleasure of the Board of Directors.

                             EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to the president and the secretary of the Company for services rendered to the Company during the last three fiscal years.

                                                                             Long
                                                                             term
                                                Annual Compensation      compensation
       Name                              ------------------------------  ------------
        and               Fiscal year                           Other      Number of
     principal              ended                               annual      options
     position            December 31,     Salary      Bonus  compensation   awarded
     --------            ------------     ------      -----  ------------   -------

Frank Delfine,              1996         $ 65,258     $-0-       $-0-       90,000(1)
President, Treasurer,       1995         $ 46,000     $-0-       $-0-
and Director                1994         $ 51,000     $-0-       $-0-

Alexander Adelson,          1996         $    -0-     $-0-       $-0-       90,000(1)
Secretary and Director      1995         $    -0-     $-0-       $-0-
                            1994         $    -0-     $-0-       $-0-
----------

(1) Effective September 30, 1996, the Board of Directors granted stock options to Alexander Adelson and Frank Delfine. Mr. Adelson and Mr. Delfine were each granted a stock option to purchase 15,000 shares of Common Stock
     (30,000  shares in the  aggregate) at an exercise price of $2.60 per share.
     In addition, effective November 30, 1996, the Board of Directors granted each of Messrs. Adelson and Delfine stock options to purchase 75,000 shares of Common Stock (150,000 shares in the aggregate) at an exercise price of $8.05 per share.

     Option/Warrant Values. The following table provides certain information concerning the fiscal year end value of unexercised options or warrants held by Mr. Adelson and Mr. Delfine.

                       Aggregated Option Exercises in 1996 Fiscal Year
                              and Fiscal Year End Option Values

                     Shares                      Number of Unexercised   Value of Unexercised
                     Acquired on    Value       Options at Fiscal Year   In-the-Money Options
Name                 Exercise       Realized             End              at Fiscal Year End
----                 --------       --------      ------------------      ------------------

                                                      Exercisable           Exercisable

Frank Delfine                                            15,000              $47,250(1)
                                                         75,000(2)
Alexander Adelson                                        15,000              $47,250(1)
                                                         75,000(2)
----------

(1) Value calculated by determining the difference between the assumed offering price of $5.75 per share and the exercise price of $2.60 per share for the options Fair market value was not discounted for restricted nature of any stock that may be acquired on exercise of these options.

(2) These options are exerciseable at $8.05 per share, which is in excess of the offering price of $5.75 per share reflected herein.


                                      -26-


Employment Agreements

     The Company has entered into an employment agreement with Mr. Frank Delfine, its president, providing for the payment of an annual salary of $88,000 for the years commencing January 1, 1997 and 1998. In addition, the agreement provides for the payment of incentive compensation in the amount of 3% of the Company's net income (after tax), if any, up to $1,499,000 and 1% of all net income (after tax), if any, in excess of $1,500,000. Mr. Delfine is also entitled to receive severance benefits equal to one week's base salary for each full year of service to the Company up to a maximum of eight weeks based upon Mr. Delfine's first date of employment by the Company. The employment agreement also contains an agreement to maintain confidentiality of trade secrets and other materials.

     Effective January 1, 1997, the Company entered into an employment agreement with Mr. Alexander Adelson, the secretary of the Company, providing for the payment of a salary of $1,000 per month in exchange for up to two days of service to the Company per month by Mr. Adelson. Mr. Adelson is also entitled to receive severance benefits equal to one week's base salary for each full year of service to the Company up to a maximum of eight weeks based upon Mr. Adelson's first date of employment by the Company. The employment agreement also contains an agreement to maintain confidentiality of trade secrets and other materials.

Directors

     Directors are not  compensated  for their  services as directors;  however,
they  are  reimbursed  for  all  reasonable   expenses  incurred  in  connection
therewith.

Option Plans

     The Board of Directors of the Company has adopted an Incentive Stock Option Plan (the "Qualified Plan") which provides for the grant of options to purchase an aggregate of not more than 300,000 shares of the Company's Common Stock. The purpose of the Qualified Plan is to make options available to management and employees of the Company in order to provide them with a more direct stake in the future of the Company and to encourage them to remain with the Company. The Qualified Plan provides for the granting to management and employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code").

     The Board of Directors of the Company has adopted a Non-Qualified Stock Option Plan (the "Non-Qualified Plan") which provides for the grant of options to purchase an aggregate of not more than 150,000 shares of the Company's Common Stock. The purpose of the Non-Qualified Plan is to provide certain key employees, independent contractors, technical advisors, and directors of the Company with options in order to provide additional rewards and incentives for contributing to the success of the Company. These options are not incentive stock options within the meaning of Section 422 of the Code.

     The Qualified Plan and the Non-Qualified Plan (the "Stock Option Plans") will be administered by a committee (the "Committee") appointed by the Board of Directors which determines the persons to be granted options under the Stock Option Plans and the number of shares subject to each option. No options granted under the Stock Option Plans will be transferable by the optionee other than by will or the laws of descent and distribution and each option will be exercisable, during the lifetime of the optionee, only by such optionee. Any options granted to an employee will terminate upon his ceasing to be an employee, except in limited circumstances, including death of the employee, and where the Committee deems it to be in the Company's best interests not to terminate the options.

     The exercise price of all incentive stock options granted under the Qualified Plan must be equal to the fair market value of the underlying shares on the date of grant as determined by the Committee, based on guidelines set forth in the Qualified Plan. The exercise price may be paid in cash or (if the Qualified Plan shall meet the requirements of rules adopted under the Securities Exchange Act of 1934) in Common Stock or a combination of cash and Common Stock. The term of each option and the manner in which it may be exercised will be determined by the Committee, subject to the requirement that no option may be exercisable more than 10 years after the date of grant. With respect to an incentive stock option granted to a participant who owns more than 10% of the voting rights of the Company's outstanding capital stock on the date of grant, the exercise price of the option must be at least equal to 110% of the fair market value on the date of grant and the option may not be exercisable more than five years after the date of grant. The exercise price of all stock options granted under the Non-Qualified Plan must be equal to at least 80% of the fair market value of such shares on the date of grant as determined by the Committee, based on guidelines set forth in the Non-Qualified Plan.

     As of the date of this Prospectus, no options have been granted under either the Qualified Plan or the Non-Qualified Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has received periodic cash advances from Mr. Alexander Adelson, its secretary and a founder, promoter, and director. As of December 31, 1996, the advances aggregated $35,500. The Company has executed a promissory note with Mr. Adelson which requires the payment of the principal amount of these advances, together with interest at the rate of 10% per annum, compounded quarterly, on the unpaid principal balance, not later than December 31, 1998. In addition, the Company received loans from Mr. Adelson in June and July 1997, in the amounts of $5,000 and $10,000, respectively. The loans are evidenced by promissory notes, which bear interest at the rate of 8.75% per annum, and which are due on demand. Management intends to repay these promissory notes from the net proceeds of this offering.

     The Company also received periodic cash advances from Mr. Frank Delfine, its president, treasurer, Chairman of its Board of Directors and a founder and promoter. As of December 31, 1996, the advances aggregated $6,300 from Mr.
Delfine. The Company has executed a promissory note with Mr. Delfine, which requires the payment of the principal amount of these advances, together with interest at the rate of 10% per annum, compounded quarterly, on the unpaid principal balance, not later than December 31, 1998. In addition, the Company received a loan from Mr. Delfine in May 1997, in the amount of $5,000. The loan is evidenced by a promissory note, bears interest at the rate of 8.75% per annum, and is due on demand. Management intends to repay both of these promissory notes from the net proceeds of this offering.

     Effective September 30, 1996, the Board of Directors granted stock options to Alexander Adelson and Frank Delfine. Mr. Adelson and Mr. Delfine were each granted a stock option to purchase 15,000 shares of Common Stock (30,000 shares in the aggregate) at an exercise price of $2.60 per share. In addition, effective November 30, 1996, the Board of Directors granted each of Messrs.
Adelson and Delfine stock options to purchase 75,000 shares of Common Stock (150,000 shares in the aggregate) at an exercise price of $8.05 per share. The Board of Directors believes that the exercise price of the stock options, in each case, was in excess of the fair market value of the Company's Common Stock at the time that such options were granted. However, the $8.05 exercise price for the options granted effective November 30, 1996, was determined in negotiations with the Representative of the Underwriters.

                                 PRIOR OFFERINGS

     On October 12, 1992, the Company raised $370,000 by selling 37 units (the "Units") at $10,000 per Unit. Each Unit was comprised of a 0.1% royalty interest (each a "Royalty Interest") in gross sales revenues (aggregating 3.7% per annum of the Company's gross revenues from sales in royalty payments to the holders of the 37 Royalty Interests) and 3,750 Common Stock purchase warrants (the "Warrants"). Each Warrant, when issued, entitled the holder thereof to purchase one share of the Company's Common Stock at a price of $4.00 per share. The Warrants expire on December 31, 1997.

     In December 1994, the Company raised $140,000 pursuant to a private offering and sale of 28,000 shares of the Company's Common Stock. The proceeds were used for: (i) marketing of the product recently developed by the Company;
(ii) further research and development of products; and (iii) working capital.

     Between January and June 1996, the Company raised $300,000 pursuant to a private offering and sale of 100,000 shares of Common Stock. The proceeds have been used for: (i) the purchase of finished goods inventory; (ii) marketing and advertising; (iii) salaries; and (iv) working capital.

     In June 1996, the Company reduced the exercise price of the Warrants to $2.60 per share of Common Stock for an interim period of time by means of a private offering to the holders of the Warrants. For additional information concerning the 58,252 Warrants which are currently outstanding and exercisable at $4.00 per share, see "Description of Securities-Common Stock Purchase
Warrant" The Company also solicited the holders of the Royalty Interests to convert their Royalty Interests to shares of Common Stock. All of the Royalty Interests were converted into 185,000 shares of Common Stock pursuant to that offering. In connection with that offering, Messrs. Delfine and Adelson agreed that any person who previously exercised his or her Warrants at the stated exercise price of $4.00 per share would receive additional shares of Common Stock, such shares to be transferred to such persons by Messrs. Delfine and Adelson from their personal holdings of Common Stock and in such numbers as to make the effective exercise price of those Warrants $2.60 per share. In addition, Messrs. Delfine and Adelson agreed that persons who purchased shares of Common Stock for $5.00 per share in the 1994 private offering would receive additional shares, such shares to be transferred to such persons by Messrs. Delfine and Adelson from their personal holdings of Common Stock and in such numbers as to make the effective purchase price of those shares $3.00 per share. The shares transferred to such prior investors, an aggregate of 28,763 shares, were transferred without consideration of any kind for such transfer. Pursuant to that private offering, the Company issued an additional 61,748 shares of Common Stock and Messrs. Delfine and Adelson transferred an aggregate of 28,763 shares of Common Stock (including 1,333 shares of Common Stock transferred to Mr. Adelson who had invested in the offering at $5.00 per share on the same terms as the other investors).

     On February 14, 1997, the Company completed a private offering of 60,000 shares of its Common Stock and raised approximately $156,000 in net proceeds from that offering. The net proceeds of that offering were used for working capital.

     On September 15, 1997, the Company completed a private offering of promissory notes to a total of 36 investors, with an aggregate principal amount of $420,000. The promissory notes will mature on July 31, 1998, bear interest at the rate of 10% per annum, and will be convertible, as of the maturity date at the option of the holder, to Common Stock at $3.00 per share. The proceeds of the offering have been and are to be used for working capital. See "Description of Securities--10% Promissory Notes."

                             PRINCIPAL SHAREHOLDERS

     The Company is authorized to issue 10,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of the date of this Prospectus, there are 1,056,498 shares of the Company's Common Stock issued and outstanding. No shares of preferred stock are issued and outstanding. The table below sets forth the stock ownership as of September 1, 1997, of each person known by the Company to be the beneficial owner of more than 5% of the Company's $0.001 par value Common Stock, of all directors individually, and of all directors and executive officers of the Company as a group.


                               Shares Beneficially     Shares to be Beneficially
                             Owned Prior to Offering    Owned After Offering(1)
Name and Address             -----------------------    -----------------------
of Beneficial Owner           Number        Percent      Number         Percent
-------------------           ------        -------      ------         -------

Alexander Adelson(2),(3)      353,951       30.87%       353,951         16.49%

Frank Delfine(2),(4)          350,619       30.58%       350,619         16.33%

John Dibble(2),(5)             42,131        3.95%        42,131          2.04%

James Messing(2),(6)           43,894        4.15%        43,894          2.13%

Officers and Directors        790,595       63.45%       790,595         35.20%
as a Group (4 persons)

----------

(1) Excludes (i) 100,000 shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this offering;
     (ii) 72,252 shares of Common Stock issuable upon the exercise of currently outstanding common stock purchase warrants; (iii) 180,000 shares of Common Stock issuable upon the exercise of currently outstanding stock options;
     (iv) 450,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans; and (v) 140,000 shares of Common Stock issuable upon the conversion of currently outstanding promissory notes. See "Market for Common Equity and Related Stockholder Matters--Common Stock Outstanding or Reserved for Issuance," "Underwriting--Representative's Warrants," "Executive Compensation--Option Plans," and "Prior Offerings."

(2) The address for the officers and directors of the Company is 7 Flower Field, M100, St. James, NY 11780

(3) Includes options to purchase 75,000 shares of the Company's Common Stock which are exerciseable at $8.05 per share, and options to purchase 15,000 shares of the Company's Common Stock which are exerciseable at $2.60 per share.

(4) Includes options to purchase 75,000 shares of the Company's Common Stock which are exerciseable at $8.05 per share, and options to purchase 15,000 shares of the Company's Common Stock which are exerciseable at $2.60 per share.

(5) Includes warrants to purchase 9,431 shares of the Company's Common Stock which are immediately exerciseable at $4.00 per share.

(6) Includes shares of the Company's Common Stock owned of record by Mr. Messing's wife. Mr. Messing may be deemed to be the beneficial owner of the shares held by his wife.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Prior to this offering, there has been no public market for the Common Stock and there can be no assurance that any market will develop or, if a market should develop, that it will continue. Subsequent to completion of this offering, it is anticipated that the Common Stock will be listed on the National Association of Securities Dealers, Inc.'s Small Cap Market.

Common Stock Outstanding or Reserved for Issuance.

     As of the date of this Prospectus, the Company has 1,056,498 shares of Common Stock outstanding. The number of holders of record of the Company's Common Stock is 70.

     The Company has reserved 300,000 shares of Common Stock for issuance upon exercise of options which may be granted pursuant to the Company's Qualified Stock Option Plan, 150,000 shares of Common Stock for issuance upon exercise of options which may be granted pursuant to the Company's Non-Qualified Stock Option Plan, 58,252 shares of Common Stock for issuance upon exercise of the remaining outstanding Warrants, 180,000 shares of Common Stock for issuance upon exercise of outstanding stock options, 140,000 shares of Common Stock for issuance upon conversion of outstanding convertible promissory notes, 14,000 shares of Common Stock for issuance upon exercise of certain warrants issued to the selling agent in a prior private securities offering, and 100,000 shares of Common Stock for issuance to the Representative upon exercise of the Representative's Warrants being issued in connection with this offering. See "Shares Eligible for Future Sale," below.

Shares Eligible for Future Sale

     After completion of this offering but without giving effect to the exercise of the Representative's Warrants or the issuance of any shares of Common Stock reserved for issuance under the Company's Stock Option Plans or pursuant to the exercise of any of the 72,252 currently outstanding warrants or any of the 180,000 currently outstanding stock options, or pursuant to conversion of the outstanding convertible promissory notes, the Company will have 2,056,498 shares of Common Stock outstanding after completion of this offering. Of these, the 1,000,000 shares sold in this offering will be freely tradable (except by affiliates of the Company) without restriction or further registration under the Securities Act. The balance will be "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. An aggregate of approximately 996,498 of the restricted securities (which are held by approximately 52 beneficial owners) are currently eligible for resale pursuant to Rule 144 and will be freely tradable in the public market (except by affiliates of the Company). The remaining 60,000 "restricted securities" may be sold, but only in the public market pursuant to an effective registration statement or in accordance with Rule 144. The holders of 655,639 shares of Common Stock that are eligible for resale under Rule 144 have entered into an agreement with the Representative under which they have agreed not to sell any of the restricted securities which they hold for a two year period following the date of this Prospectus, without the consent of the Representative (the "Lock-Up"). All of the Company's officers and directors, who hold an aggregate of 601,164 shares of Common Stock, have entered into the Lock-Up agreement referenced above. The Representative has no general policy, plans, arrangements, understandings, or commitments with respect to the early release of the Lock-Up; however, investors are cautioned that the Representative in its sole discretion, and without notice to the public, may elect to release all or part of the shares subject to the Lock-Up prior to the expiration of the Lock-Up period. The early releases of the Lock-Up and subsequent sale of those shares could have a depressive effect upon the trading price of the Common Stock. Following the expiration of the Lock-Up, all of the shares that are the subject of the Lock-Up will be eligible for resale pursuant to Rule 144 promulgated pursuant to the Securities Act, subject in some cases to compliance with certain volume limitations imposed pursuant to Rule 144 and to applicable state securities laws.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned his or her shares for at least one year, including affiliates of the Company, would be entitled to sell within any three-month period a number of shares equal to the greater of 1% of the then outstanding shares of Common Stock of the Company (approximately 20,565 after this offering) or the average weekly trading volume of the Company's Common Stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 are also subject to certain waiver of sale restrictions, notice requirements, and the availability of current public information about the Company. Sales of substantial numbers of shares of Common Stock pursuant to a registration statement, Rule 144, or otherwise could adversely affect the market price of the Common Stock, should such a market develop.

     The Company has reserved 450,000 shares of Common Stock for issuance upon exercise of options which may be granted pursuant to the Company's Stock Option Plans, 72,252 shares of Common Stock for issuance upon exercise of the currently outstanding warrants, 180,000 shares of Common Stock for issuance upon exercise of currently outstanding stock options, 140,000 shares of Common Stock for issuance upon conversion of outstanding convertible promissory notes, and 100,000 shares of Common Stock for issuance to the Representative upon exercise of the Representative's Warrants. The 72,252 outstanding warrants consist of
58,252 Warrants issued in a prior private offering, which Warrants are exercisable at $4.00 per share of Common Stock until December 31, 1997, and 14,000 warrants issued to the selling agent with respect to a prior private offering, which warrants are exercisable at $3.60 per share of Common Stock for a period of four years commencing July 8, 1998. Neither the warrants nor the shares of Common Stock underlying the warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part. The Representative's Warrants are exercisable at $6.90 per share of Common Stock for a period of four years commencing one year from the date of this Prospectus. The Representative's Warrants carry certain registration rights. The exercise prices of the warrants and the Representative's Warrants are subject to adjustment under certain circumstances. If the holders of the Representative's Warrants exercise their warrants and their registration rights relating to the underlying Common Stock, they will own registered shares which will be freely transferable and tradable without restriction or further registration under the Securities Act. See "Underwriting."

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company's authorized capital consists of 10,000,000 shares of Common Stock, par value $0.001 per share.

     Holders of Common Stock are entitled to one vote for each whole share on all matters to be voted upon by shareholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation and dividend rights. Holders of Common Stock are entitled to receive dividends if and when declared by the Company's Board of Directors out of funds legally available therefor under Nevada law. In the event of the liquidation of the Company, all assets available for distribution to the holders of the Common Stock are distributable among them according to their respective holdings. Holders of Common Stock have no preemptive rights to purchase any additional, unissued shares of Common Stock. All of the outstanding shares of Common Stock of the Company are, and those to be issued pursuant to this offering will be, fully paid and nonassessable.

Preferred Stock

     The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. The ability of the Board of Directors to issue preferred stock could also be used as a means for resisting a change of control of the Company, and therefore can be considered an "Anti-Takeover" device.

     No shares of preferred stock will be outstanding as of the closing of this offering, and the Company has no present plans for the issuance thereof. The issuance of any such preferred stock could adversely affect the rights of the holders of the Common Stock and therefore, reduce the value of the Common Stock.

Common Stock Purchase Warrants

     The Company currently has outstanding 58,252 Common Stock Purchase Warrants (the "Investor Warrants") which were issued pursuant to a prior private offering of the Company's securities and 14,000 Common Stock purchase warrants (the "Selling Agent Warrants") which were issued to the selling agent of a prior private offering of the Company's securities. Each Investor Warrant entitles the holder thereof to purchase one share of the Company's Common Stock for $4.00 per share. The Investor Warrants are exercisable until December 31, 1997. Each Selling Agent Warrant entitles the holder thereof to purchase one share of the Company's Common Stock for $3.60 per share for a period of four years commencing July 8, 1998. Neither the Investor Warrants nor the Selling Agent Warrants are redeemable. The exercise price of and the number of shares of Common Stock to be obtained upon exercise of the Investor Warrants and the Selling Agent Warrants are subject to adjustment in certain circumstances including (i) the payment of a stock dividend; (ii) a forward or reverse stock split; (iii) a consolidation or combination involving the Common Stock; and (iv) a reclassification or recapitalization involving the Common Stock.

     Neither the warrants nor the shares of Common Stock issuable upon exercise of the warrants are being registered pursuant to the Registration Statement of which this Prospectus is a part.

10% Promissory Notes

     The Company currently has outstanding 420 promissory notes (the "Promissory Notes") which were issued pursuant to a prior private offering of the Company's securities. The principal amount of each Promissory Note is $1,000, for an aggregate principal amount of $420,000. The Promissory Notes bear interest at the rate of 10% per annum, will mature on July 31, 1998, and will be convertible, as of the maturity date at the option of the holder, to Common Stock at $3.00 per share.

Transfer Agent

     Corporate Stock Transfer, Inc., 370 17th Street, Suite 2360, Denver, Colorado 80202, has been retained to serve as the transfer agent and registrar for the Company's Common Stock.

Reports to Shareholders

     The Company intends to furnish annual reports to shareholders which include audited financial statements reported on by its independent accountants. The Company will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.

                                  UNDERWRITING

     The Company has entered into an Underwriting Agreement with Andrew Garrett, Inc. Under the terms of the Underwriting Agreement, the Company has employed the Underwriters as its exclusive agents to sell 1,000,000 shares of Common Stock at an offering price of $5.75 per share on a "best efforts, all-or-none" basis. All 1,000,000 shares of Common Stock must be sold by the Underwriters in order to break escrow and close this offering. Therefore, if 1,000,000 shares of Common Stock are not sold within 45 days from the date of this Prospectus (unless extended for additional periods not to exceed 45 days by mutual agreement between the Company and the Underwriters), all monies received will be refunded without any deduction for commissions or expenses, and without any interest thereon. All proceeds from the sale of the 1,000,000 shares of Common Stock will be promptly transmitted to an escrow account at European American Bank, a New York banking corporation, (the "Escrow Agent") entitled "Patcomm Corporation Escrow Account." Until such time as the funds have been released from escrow and certificates for the shares of Common Stock delivered to the purchasers thereof, such purchasers, if any, will be deemed subscribers and not shareholders.

     The Underwriters intend to offer a portion of the shares offered hereby through selected licensed security dealers who are members of the National Association of Securities Dealers, Inc. ("NASD"), and allocate to such dealers such portions of the commission and the Representative's Warrants as the Representative may determine. The Underwriters intend to enter into written dealer agreements with such other securities dealers regarding this offering as they deem appropriate.

     The Underwriters are to receive a sales commission of ten percent ($0.575 per share sold). In addition, upon the sale of all 1,000,000 shares offered hereby, the Company has agreed to pay to the Representative a non-accountable expense allowance of 3% of the gross proceeds of the offering ($172,500), of which none has been paid. Any other expenses of the Representative which exceed the non-accountable expense allowance will be borne by the Representative. To the extent that the expenses of the Representative are less than the non-accountable expense allowance, the excess may be deemed to be additional compensation to the Representative. The Company has agreed to pay the expenses connected with qualifying the shares for sale in various states that the Representative may designate. The Underwriting Agreement also contains a covenant by the Company to spend up to $350,000 from the proceeds of the offering for investor relations and public relations.

     The Representative has required the holders of 655,639 shares of Common Stock, including the officers and directors of the Company, to agree not to sell or otherwise dispose of any of their shares for a period of up to two years after the date of this Prospectus without the prior written consent of the Representative. Such agreements will be enforceable only by the parties thereto and not by other shareholders and may be amended or rescinded, in whole or in part, at any time.

     The Company and the Representative have agreed to indemnify each other and related persons against certain liabilities, including liabilities under the Securities Act, and, if such indemnifications are unavailable or are insufficient, the Company and the Representative have agreed to damage contribution arrangements between them based upon the relative benefits received from the offering and the relative fault resulting in such damages. Such relative benefits and relative fault would be determined in legal actions among the parties. Under such contribution arrangements, the maximum payable by any underwriter would be the public offering price of the Common Stock underwritten and distributed by any such underwriter.

Representative's Warrants

     The Company has agreed to sell to the Representative, at the closing of this offering and for a purchase price of $0.001 per warrant, warrants (the "Representative's Warrants") to purchase one share of Common Stock for each 10 shares sold in the offering. For a period of one year following the date of this Prospectus, the Representative's Warrants are restricted from sale, transfer, assignment, or hypothecation, except to the Underwriters and persons who are officers or partners of the Underwriters. In addition, neither the Representative's Warrants nor the underlying shares of Common Stock may be sold without registration or an exemption from the registration provisions of the Securities Act. The Representative's Warrants are exercisable at a price of 120% of the public offering price (i.e., $6.90 per share, assuming a price of $5.75 per share in this offering) for a period of four years beginning one year from the date of this Prospectus. The exercise period may not be extended. The exercise price of the Representative's Warrants and the number of shares of Common Stock underlying said Representative's Warrants are subject to adjustment under certain circumstances to prevent dilution to the holders in the event of stock dividends, stock splits, or stock combinations or upon a sale of assets, merger, or consolidation.

     The Representative and persons to whom the Representative may transfer the Representative's Warrants have the right to join in any registration statement or offering filed by the Company under the Securities Act to register the Representative's Warrants and underlying securities for a period of four years commencing one year from the date of this Prospectus. In addition, for a period of four years commencing one year from the date of this Prospectus, the Company has agreed, upon request of the holders of not less than 50% of the Representative's Warrants or underlying securities, to file, not more than once, a registration statement under the Securities Act registering or qualifying the Representative's Warrants and/or the underlying shares of Common Stock at the Company's expense. All expenses of such registration or qualification (except for selling commissions and expenses and fees and expenses of counsel for the selling security holders) including, but not limited to, legal, accounting, state and federal filing fees, and the cost of printing prospectuses, will be borne by the Company, which will be a substantial cost to the Company.

     Both  the  Representative's  Warrants  and  any  profits  realized  by  the
Representative on the sale of the shares of Common Stock underlying the Representative's Warrants may be considered additional underwriting compensation.

Right of First Refusal

     The Underwriting Agreement provides that, for a period of five years following the date of this Prospectus, the Representative will have a 48-hour right of first refusal to underwrite, on terms acceptable to the Representative, any public or private sale of the Company's securities.

Investment Banking Agreement

     The  Company  has  agreed to enter  into a  three-year  Investment  Banking
Agreement with the Representative. Such agreement provides that the Representative will render consulting services on investment banking and other financial matters to be determined by the Company, including but not limited to changes in capital structure, banking methods and systems, the raising of capital from public and private sources, and investment banking transactions and services. Such services will be provided upon dates requested by the Company and reasonably acceptable to the Representative. The aggregate fee due to the Representative for such services will be $108,000 and shall be paid at closing of this offering. The investment banking fee may be considered additional underwriting compensation.

Pricing of the Offering

     Prior to this offering, there has been no public market for the securities of the Company and there can be no assurance that a market will develop following the offering. The initial public offering price of the Common Stock has been determined by negotiation between the Representative and the Company and does not reflect an evaluation of the Company's securities by any statistical valuation method. Among the factors considered in determining the initial public offering price and the number of shares offered were the history of, and the prospects for the Company, assessment of the Company's management, its past and present operations, its past and present earnings and the prospects for future earnings of the Company, the general condition of the securities markets at the time of the offering, and other factors deemed relevant. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Company or the securities. The price bears no relation to the Company's assets, book value, earnings, or net worth or any other generally accepted criterion of value. No assurance can be given that any purchaser of Common Stock will be able to sell any of his or her Common Stock, in any public market or otherwise, or at any particular price.

Recently Organized Representative

     The underwriting of this offering is being managed by the Representative, Andrew Garrett, Inc. This offering constitutes the first public offering of securities managed by the Representative. The Representative's limited experience could adversely impact the development and maintenance of a trading market in the securities offered hereby.

                                   LITIGATION

     The Company is not aware of any material pending litigation to which the Company is or may be a party, nor is it aware of any pending or contemplated proceedings against it by governmental authorities. The Company knows of no legal proceedings pending or threatened, or judgments entered against, any director or officer of the Company, or legal proceeding to which any director, officer, or security holder of the Company is a party adverse to, or has a material interest adverse to, the Company.

                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby and certain other legal matters in connection herewith will be passed upon for the Company by Schlueter & Associates, P.C., Denver, Colorado. Certain legal matters in connection with the offering will be passed upon for the Underwriters by John E. Lawlor, Esq., Attorney at Law, Mineola, New York.


                                     EXPERTS

     The financial statements of the Company at December 31, 1996 and for the years ended December 31, 1996 and 1995 included in this Prospectus have been audited by Winter, Scheifley, and Associates, P.C., as indicated in their report with respect thereto, and are included herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

                         STATEMENT AS TO INDEMNIFICATION

     The Company's Articles of Incorporation and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent provided by Nevada law. In addition, the Articles of Incorporation contain a provision limiting a director's and officer's liability for monetary damages to the fullest extent permitted by Nevada law.

     Furthermore, Section 78.751 of the NGCL contains provisions relating to indemnification of officers and directors. Section 78.751(1) provides that a corporation may indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except for an action by or in right of the corporation by reason of the fact that he was a director, officer, employee, or agent of the corporation. In order to indemnify, it must be shown that he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation.

     Section 78.751(2) of the NGCL further allows the corporation to indemnify any person who was or is a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, including amounts paid in settlement and attorneys' fees if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue, or matter to which a court of competent jurisdiction has adjudged an officer or director liable to the corporation, unless and only to the extent that a court of competent jurisdiction determines that in view of the circumstances of the case, the person is fairly and reasonably entitled to be indemnified for such expenses.

     To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding discussed in the preceding paragraphs, Section 78.751(3) of the NGCL provides that he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

     Except when indemnification is required by a court of competent jurisdiction, Section 78.751(4) of the NGCL states that the corporation shall only indemnify upon a determination of (i) the stockholders; (ii) majority vote of the board that were not parties to the action; (iii) if ordered by a majority vote of a quorum of directors who were not parties to the action, suit, or proceeding, by independent legal counsel in a written opinion; or (iv) by independent legal counsel in a written opinion if no quorum of directors who were not parties to the action may be obtained.

     Unless ordered by a court of competent jurisdiction, indemnification may not be made to or on behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     In accordance with the Nevada Revised Statutes ("NRS"), the Registrant has included a provision in its Articles of Incorporation to limit the personal liability of its directors for violations of their fiduciary duty. The provision eliminates such directors' liability to the Registrant or its stockholders for monetary damages, except for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or
(iv) any transaction from which a director derived an improper personal benefit.

     The Articles of Incorporation of the Registrant provide for the indemnification of every person who was or is a party or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was an officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the NRS, against all expenses, liability and loss for and (including attorneys' fees, judgment, fines and amounts paid or to be paid in settlement), reasonably incurred or suffered by him in connection therewith. In addition, the Articles of Incorporation of the Registrant provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was an officer, employee or agent of the Registrant for any liability asserted against such person and liability and expenses incurred by him in any such capacity or arising out of such status, whether or not the Registrant has the authority to indemnify such person.

     In general terms, NRS Section 78.751 allows indemnification of any person who was, is or is threatened to be made a party to an action, suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Section 78.752 also permits the Registrant, under certain circumstances, to obtain insurance or make other financial arrangements to fund payments for liabilities and expenses incurred by directors, officers, employees and agents whether or not the Registrant has the authority to indemnify such person.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, other than underwriting commissions are as follows:

Securities and Exchange Commission filing fee                         $    1,951
National Association of Securities Dealers, Inc. filing fee           $    1,144
NASDAQ Small Cap Market Listing Fee                                   $    7,985
State Securities Laws (Blue Sky) fees and expenses                    $   40,000
Representative's Non-Accountable Expense Allowance                    $  172,500
Investment Banking Fee                                                $  108,000
Transfer Agent's fees                                                 $   10,000
Printing and mailing costs and fees                                   $   30,000
Legal fees and costs                                                  $  125,000
Accounting fees and costs                                             $   30,000
Miscellaneous expenses                                                $   10,000
                                                                      ----------

TOTAL                                                                 $  536,580
                                                                      ==========


Item 26. Recent Sales of Unregistered Securities

     The Registrant has sold the following unregistered securities during the past three years.

          1. Pursuant to a Confidential Private Placement Memorandum dated April 28, 1994, the Registrant sold an aggregate of 28,000 shares of its $0.001 par value Common Stock to a total of 13 persons. These shares were sold for an aggregate of $140,000.00 in cash, or $5.00 per share.

          No underwriter, broker, or dealer, in its capacity as such, was involved in any of the above sales of the Registrant's unregistered securities, and no underwriting discounts, commissions, or brokerage fees were paid with respect to such transactions.

          The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 4(2) and 3(b) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares cannot be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each certificate representing shares purchased in the above transactions bears the standard restrictive legend.

          2. At various times between September and December 1995, the Registrant issued an aggregate of 18,750 shares of its $0.001 par value Common Stock to a total of 5 persons upon exercise of 18,750 outstanding Common Stock Purchase Warrants at an exercise price of $4.00 per share, for an aggregate of $75,000 in cash. These Common Stock Purchase Warrants were originally issued in October 1992, pursuant to a Confidential Private Offering Memorandum, and the statements made below are also applicable to the October 1992 offering.

          No underwriter, broker, or dealer, in its capacity as such, was involved in any of the above sales of the Registrant's unregistered securities, and no underwriting discounts, commissions, or brokerage fees were paid with respect to such transactions.

          The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 4(2) and 3(b) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares cannot be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each certificate representing shares purchased in the above transactions bears the standard restrictive legend.

          3. Pursuant to a Confidential Private Placement Memorandum dated January 29, 1996, the Registrant sold an aggregate of 100,000 shares of its $0.001 par value Common Stock to a total of 14 persons. These shares were sold for an aggregate of $300,000.00 in cash, or $3.00 per share.

          The shares were offered and sold by Andrew Garrett, Inc., as Placement Agent. The Placement Agent was paid a commission equal to 10% of the purchase price of each share sold, or an aggregate of $30,000.00.

          The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 3(b), 4(2), and 4(6) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares may not be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each certificate representing shares purchased in the above transactions bears the standard restrictive legend.

          4. Pursuant to a Confidential Private Placement Memorandum dated May 25, 1996, the Registrant issued an aggregate of 246,748 shares of its $0.001 par value Common Stock to a total of 19 persons upon the exercise of outstanding Common Stock Purchase Warrants and conversion of royalty interests as described below. An aggregate of 61,748 shares were issued upon exercise of 61,748 outstanding Common Stock Purchase Warrants at an exercise price of $2.60 per share, for an aggregate of $160,545 in cash or forgiveness of debt. The remaining 185,000 shares were issued upon conversion of 37 outstanding Royalty Interests for no additional consideration. The Royalty Interests were originally sold to investors in 1992.

          No underwriter, broker, or dealer, in its capacity as such, was involved in any of the above sales of the Registrant's unregistered securities, and no underwriting discounts, commissions, or brokerage fees were paid with respect to such transactions.

          The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemptions under Sections 4(2), 3(b), and 4(6) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash (and forgave debt) for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares may not be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, the shares which were issued upon conversion of the outstanding Royalty Interests were exchanged by the issuer with its existing security holders exclusively and no commission or other remuneration was paid or given, directly or indirectly, for soliciting such exchange. Each certificate representing shares issued in the above transactions bears the standard restrictive legend.

          5. On February 14, 1997, the Registrant completed a private offering of 60,000 shares of its $0.001 par value Common Stock to a total of 18 persons. These shares were sold for an aggregate of $156,000 in cash, or $2.60 per share.

          The shares were offered and sold by Andrew Garrett, Inc., as Placement Agent. The Placement Agent was paid a commission equal to 10% of the purchase price of each share sold, or an aggregate of $15,600.

          The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemption under Sections 4(2) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such shares may not be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each certificate representing shares purchased in the above transactions bears the standard restrictive legend.

          6. Pursuant to a Confidential Private Placement Memorandum dated July 8, 1997, the Registrant sold 420 10% Promissory Notes, each with a principal amount of $1,000, to a total of 36 investors. The Promissory Notes were sold for an aggregate of $420,000.00 in cash. The Promissory Notes are due and payable in full as of July 31, 1998 (the "Maturity Date") and are convertible, at the option of the holder, into shares of Common Stock at the Maturity Date, at the rate of $3.00 per share.

          The Promissory Notes were offered and sold by Andrew Garrett, Inc., as Placement Agent. The Placement Agent was paid a commission equal to 10% of the purchase price of each Promissory Note sold, or an aggregate of $42,000.

          The Registrant considers that the above transactions are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, pursuant to the exemption under Sections 4(2) of such Act as sales of securities not involving a public offering. Management of the Registrant has represented that the persons who paid cash for their securities in the foregoing transactions possessed material information concerning the Registrant and were in a position to obtain from the Registrant information necessary to verify such information. All such persons were offered the opportunity to obtain information from the Registrant in order to evaluate the merits and risks of the proposed investment. In addition, all such persons were informed that they were obtaining "restricted securities" as defined in Rule 144 under the Act, that such securities may not be transferred without appropriate registration or exemption therefrom, that they must bear the economic risk of the investment for an indefinite period of time, and that the Registrant would restrict the transfer of the securities in accordance with such restrictions. In addition, each Promissory Note purchased in the above transactions bears the standard restrictive legend.

Item 27. Exhibits
Exhibit No.                    Description
-----------                    -----------

   1.1   Form of Underwriting Agreement with Andrew Garrett, Inc.

   1.2   Form of Selected Dealers Agreement

   3.1   Articles of Incorporation of the Registrant and Amendment

   3.2   Bylaws of the Registrant

   4.1   Form of Common Stock Share Certificate

   4.2   Form of Representative's Warrant

   4.3   Form of 10% Promissory Notes issued in 1997

   5.1   Opinion of Schlueter & Associates, P.C (1)

  10.1 Form of Lock Up Agreement between the Representative and Officers and Directors of the Registrant and certain Affiliates

  10.2   Form of Employment Agreement between the Company and Mr. Frank Delfine

  10.3   Form of Employment Agreement between the Company and
           Mr. Alexander Adelson, as amended(1)

  10.4 Form of Escrow Agreement between the Company, the Underwriters, and European American Bank

  10.5   Form of Incentive Stock Option Plan

  10.6   Form of Non-Qualified Stock Option Plan

  10.7 Investment Banking Agreement between the Company and Andrew Garrett, Inc. (1)

  10.8 Lease Agreement dated August 27, 1997, between Patcomm Corporation and Gyrodyne Company of America, Inc. for facility at 7 Flower Field #M100, St. James, NY

  23.1   Consent of Winter Scheifley & Associates, P.C.
           independent Certified Public Accountants

----------

(1)  To be filed by amendment.

Item 28. Undertakings

     With regard to the securities of the Registrant being registered pursuant to Rule 415 under the Securities Act of 1933, the Registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement Common Stock certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, New York, on October 13, 1997.

                                   PATCOMM CORPORATION




                                   By: /s/ Frank Delfine
                                      ------------------------------------------
                                      Frank Delfine, President



     In accordance with the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                      Title                            Date
     ---------                      -----                            ----

                                                                October 13, 1997
/s/ Alexander Adelson       Chairman of the Board
------------------------
Alexander Adelson

                                                                October 13, 1997
/s/ Frank Delfine           President, and a Director
------------------------
Frank Delfine


/s/ John Dibble             Director                            October 13, 1997
------------------------
John Dibble


/s/ James Messing           Director                            October 13, 1997
------------------------
James Messing

                         REPORT OF INDEPENDENT AUDITORS







Shareholders and Board of Directors
Patcomm Corporation

We have audited the accompanying balance sheet of Patcomm Corporation (a development stage Company) as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Patcomm Corporation (a development stage Company) as of December 31, 1996, and the results of its operations, changes in stockholder's equity, and its cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses and negative cash flow from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            Winter, Scheifley & Associates, P.C.
                                            Certified Public Accountants

Englewood, Colorado
March 7, 1997

                              Patcomm Corporation
                         (A Development Stage Company)
                                  Balance Sheet
                               December 31, 1996

                                    ASSETS
                                    ------
Current assets:
                                                                    -----------
  Cash                                                              $    38,734
  Inventory                                                              50,780
                                                                    -----------
      Total current assets                                               89,514

Property and equipment, at cost, net of
  accumulated depreciation of $64,131                                    55,021

Deferred offering costs                                                  20,000

Other assets                                                              1,384
                                                                    -----------
                                                                    $   165,919
                                                                    ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities:
  Current portion of capital lease obligations                      $     3,858
  Current portion of loans payable to stockholders                       61,800
  Accounts payable                                                        5,128
  Accrued expenses                                                       18,417
                                                                    -----------
      Total current liabilities                                          89,203

Capital lease obligations                                                13,534

Commitments

Stockholders' equity:
 Preferred stock, $.01 par value,
   10,000,000 shares authorized,
  no shares issue and outstanding                                          --
 Common stock, $.001 par value,
  10,000,000 shares authorized,
 996,498 shares issue and outstanding                                       996
 Additional paid-in capital                                           1,108,812
Common stock subscriptions                                               32,077
 Deficit accumulated during the development stage                    (1,078,703)
                                                                    -----------
                                                                         63,182
                                                                    -----------
                                                                    $   165,919
                                                                    ===========

                See accompanying notes to financial statements.

                                                Patcomm Corporation
                                          (A Development Stage Company)
                                             Statements of Operations
                                  For The Years Ended December 31, 1996 and 1995
                                and Inception (March 12, 1992) to December 31, 1996

                                               Year Ended               Year Ended               Inception to
                                              December 31,             December 31,              December 31,
                                                  1996                      1995                    1996
                                               -----------              -----------              ------------

Sales                                          $    25,211              $    15,975              $    68,322
Cost of sales                                      125,423                   38,843                  190,228
                                               -----------              -----------              -----------
Gross profit                                      (100,212)                 (22,868)                (121,906)

Other costs and expenses:
  General and administrative                       216,956                  164,927                  554,013
  Research and development                          59,730                   27,268                  404,555
                                               -----------              -----------              -----------
                                                   276,686                  192,195                  958,568
                                               -----------              -----------              -----------
Income (loss) from operations                     (376,898)                (215,063)              (1,080,474)

Other income and (expense):
  Interest income                                    2,670                       14                   10,098
  Interest expense                                  (7,496)                    (831)                  (8,327)
                                               -----------              -----------              -----------
                                                    (4,826)                    (817)                   1,771
                                               -----------              -----------              -----------

  Net income (loss)                            $  (381,724)             $  (215,880)             $(1,078,703)
                                               ===========              ===========              ===========

Earnings (loss) per share:
  Net income (loss)                            ($     0.43)             ($     0.34)             ($     1.78)
                                               ===========              ===========              ===========

Weighted average shares outside                    885,353                  637,250                  605,417
                                               ===========              ===========              ===========




                                   See accompanying notes to financial statements.

                                                        F-3



                                                       Patcomm Corporation
                                                  (A Development Stage Company)
                                          Statement of Changes in Stockholder's Equity
                                         Inception (March 12, 1992) to December 31, 1996

                                                                                        Deficit
                                                                                      Accumulated
                                                Common Stock            Additional   During the     Common
                                          -------------------------     Paid-in      Development    Stock
                                              Shares      Amount        Capital         Stage    Subscriptions    Total
                                              ------      ------        -------         -----    -------------    -----

Shares issued for equipment at $.11
  per share March, 1992                       550,000   $       550   $    60,345   $      --      $    --      $  60,895
Shares issued for services at $.11
  per share March, 1992                        53,000            53         5,815          --           --          5,868
Net (loss) for the year                          --            --            --         (44,631)        --        (44,631)
                                          -----------   -----------   -----------      --------   ----------    ---------
Balance, December 31, 1992                    603,000           603        66,160       (44,631)        --         22,132

Net (loss for the year                           --            --            --        (208,972)        --       (208,972)
                                          -----------   -----------   -----------      --------   ----------    ---------
Balance December 31, 1993                     603,000           603        66,160      (253,603)        --       (186,840)

Shares issued for cash at $5.00
  per share March, 1994                        28,000            28       139,972          --           --        140,000
Officer's capital contribution                   --            --          10,000          --           --         10,000

Net loss for the year                            --            --            --        (227,496)        --       (227,496)
                                          -----------   -----------   -----------    ----------   ---------    ----------
Balance, December 31, 1994                    631,000           631       216,132      (481,099)        --       (264,336)

Exercise of warrants at $4.00
  per share September to December, 1995        18,750            19        74,981          --           --         75,000
Officer's salary contributed to capital          --            --          17,000          --           --         17,000

Net loss for the year                            --            --            --        (215,880)        --       (215,880)
                                          -----------   -----------   -----------    ----------   ---------    ----------
Balance, December 31, 1995                    649,750           650       308,113      (696,979)        --       (388,216)

Shares issued pursuant to a private
  placement at $3.00 per share (January
  to September 1996)                          100,000           100       260,400          --           --        260,500
Shares issued pursuant to a warrant
  conversion at $2.60 per share
  (January to September 1996)                  61,748            61       160,484          --           --        160,545
Forgiveness of stockholder loan                  --            --          10,000          --           --         10,000
Conversion of royalty interests
  (June 1996)                                 185,000           185       369,815          --           --        370,000
Common stock subscriptions                       --            --            --            --        32,077        32,077
Net loss for the year                            --            --            --        (381,724)        --       (381,724)
                                          -----------   -----------   -----------    ----------   ---------   -----------
Balance, December 31, 1996                    996,498   $       996   $ 1,108,812   $(1,078,703)   $ 32,077   $    63,182
                                          ===========   ===========   ===========   ===========    ========   ===========


                                           See accompanying notes to financial statements.

                                                                 F-4


                                                  Patcomm Corporation
                                             (A Development Stage Company)
                                                Statements of Cash Flows
                                          Years Ended December 31, 1996 and 1995
                                  and Inception (March 12, 1992) to December 31, 1996

                                                             Year Ended            Year Ended         Inception to
                                                             December 31,         December 31,         December 31,
                                                                 1996                 1995                1996
                                                             -----------          -----------          ------------

Net Income (loss)                                            $  (381,724)          $  (215,880)        $(1,078,703)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization                                   18,724               13,984               67,316
  Officer's contribution of salary to capital                       --                 17,000               17,000
  Stock issued for services                                         --                   --                  5,868
 Changes in assets and liabilities:
  (Increase) decrease in inventory                                 6,836)             (11,387)             (50,780)
  (Increase) decrease in other assets                               --                   --                 (2,544)
  Increase (decrease) in accounts payable and
   accrued expenses                                              (10,014)               9,228               23,545
                                                             -----------          -----------          -----------
   Total adjustments                                               1,874               28,825               60,405
                                                             -----------          -----------          -----------
  Net cash provided by (used in) operating activities           (379,850)            (187,055)          (1,018,298)
                                                             -----------          -----------          -----------

 Cash flows from investing activities:
  Acquisition of plant and equipment                             (13,935)              (4,867)             (39,931)
  Deferred offering costs                                        (20,000)                --                (59,500)
                                                             -----------          -----------          -----------
 Net cash provided by (used in)
  investing activities                                           (33,935)              (4,867)             (99,431)
                                                             -----------          -----------          -----------

Cash flows from financing activities:
  Officer's capital contribution                                    --                   --                 10,000
  Common stock issued for cash                                   453,122               75,000              717,622
  Issuance of royalty interests and
   warrants for cash                                                --                   --                370,000
  Repayment of capital leases                                     (1,966)                --                 (2,959)
  Increase in stockholder loans                                     --                 71,800               61,800
                                                             -----------          -----------          -----------
 Net cash provided by (used in)
  financing activities                                           451,156              146,800            1,156,463
                                                             -----------          -----------          -----------

Increase (decrease) in cash                                       37,371              (45,122)              38,734
Cash and cash equivalents, beginning of period                     1,363               46,485                 --
                                                             -----------          -----------          -----------
Cash and cash equivalents, end of period                     $    38,734          $     1,363          $    38,734
                                                             ===========          ===========          ===========


Supplemental cash flow information:
  Cash paid for interest                                     $     3,316          $       831          $       831
  Cash paid for income taxes                                 $      --            $      --            $      --

Non-cash investing and financing activities:
 Acquisition of equipment with capital leases                $    15,660          $     2,026          $    20,351
 Acquisition of equipment with common stock                  $      --            $      --            $    60,895
 Forgiveness of stockholder loans for equity                 $    10,000          $      --            $      --


                                      See accompanying notes to financial statements.

                                                            F-5


                               Patcomm Corporation

                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1996

Note 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Patcomm Corporation, formerly Patriot Communications Technology, Inc. (the "Company"), was organized under the laws of the State of Nevada on March 12, 1992. The Company is engaged in the development and marketing of a new line of products for the amateur radio communications market, incorporating a new architecture by which many traditional hardware functions are replaced by software. To date, the Company has not realized significant sales from planned principal operations and is considered a development stage company as defined by generally accepted accounting principles.

Estimates:
Management of the Company uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that management uses.

Inventories:
Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. Inventory consists of work in process ($10,728) and raw materials ($40,052).

Fixed assets:
The company depreciates its office equipment utilizing the straight line method over periods of five to seven years.

Organization Costs:
Organization costs of $1,369 are being amortized over a period of 60 months. At December 31, 1996 the costs are shown net of accumulated amortization of $1,159 and included with other assets on the balance sheet.

Deferred offering costs:
During the year ended December 31, 1996, the Company incurred legal and accounting fees of $20,000 in connection with a February, 1997 SB-2 registration filing with the Securities and Exchange Commission. These costs have been shown as a deferred asset at December 31, 1996, and will be offset against the proceeds of the offering or charged to expense should the offering be abandoned.

Net loss per share:
The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation as their effect would be anti-dilutive.

Research and Development Costs:
Research and development costs are charged to expense as incurred.

                              Patcomm Corporation

                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1996
                                   (Continued)

Cash and cash equivalents:
Cash and cash equivalents consist of cash and other highly liquid debt instruments with original maturities of less than three months.

Revenue recognition:
The Company  recognizes  revenue  from the sale of its products  upon  shipment.

Financial instruments:
The Company's short term financial instruments consist of cash and cash equivalents, accounts and loans payable. The carrying amounts of such financial instruments approximate fair market value because of the short term maturities of these instruments.

Advertising costs:
The Company's policy is to expense advertising costs when shown. Advertising costs of $40,773 and $4,236 were charged to operations during the years ended December 31, 1996 and 1995, respectively.

Stock-Based Compensation:

The Company  adopted  Statement  of Financial  Accounting  Standard No. 123 (FAS
123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and has provided in Note 4 pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

Note 2. FIXED ASSETS

Fixed assets consist of the following at December 31, 1996:

          Equipment and furniture                      $ 119,152
          Accumulated depreciation                       (64,131)
                                                       ---------
                                                       $  55,021


Depreciation charged to operations was $18,450 and $13,984 during 1996 and 1995, respectively.

Note 3. STOCKHOLDER LOANS

The Company had short-term loans payable to various stockholders aggregating $61,800 as of December 31, 1996. These loans are unsecured, bear interest at 10% per annum and are due during June, 1997.

Note 4. STOCKHOLDERS EQUITY

Common stock:

At inception, the Company issued 550,000 shares of its common stock to two of its officers and directors in exchange for equipment having a fair value of $60,895.

                              Patcomm Corporation

                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1996
                                   (Continued)

During October, 1992 the Company issued 53,000 shares of its common stock for services valued at $5,868.

During March, 1994 the Company issued 28,000 shares of its common stock for cash aggregating $140,000. Additionally during the year ended December 31, 1994 the Company received a $10,000 cash capital contribution from an officer.

During the period from September to December 1995, the Company issued 18,750 shares of its common stock for cash aggregating $75,000 pursuant to the exercise of stock purchase warrants issued in connection with the royalty interests described in Note 5.

Also during 1995 the Company agreed to convert $17,000 of salary accrued to the benefit of an officer to additional paid in capital.

During the period from January to June 1996 the Company issued 100,000 shares of its $.001 par value common stock in exchange for net cash aggregating $260,500 pursuant to a private placement.

During June 1996 the Company decided to reduce the exercise price of its outstanding warrants to $2.60 per share of common stock temporarily for a period of 30 days (unless extended by the Company's directors) pursuant to a private offering to the holders of the warrants. In connection with this offering, certain officers of the Company agreed that any person who previously exercised their warrants at $4.00 per share would receive additional shares directly from those owned by the officers so that their effective exercise price would be reduced to $2.60 per share.

In addition, these officers agreed that any person who previously purchased shares at $5.00 per share would receive additional shares from those owned by the officers so that their effective purchase price would be reduced to $3.00 per share. The officers transferred an aggregate of 24,917 shares in connection with the above .

The Company also solicited the holders of royalty interests described in Note 5 to convert their royalty interests into common stock. Through September 1996, the full amount of royalty interests ($370,000) were converted into 180,000 shares of common stock.

During September 1996, the Company granted stock options to certain of its officers to acquire 30,000 shares of common stock exercisable at $2.60 per share. In addition, effective December 31, 1996, the Company granted these officers options to purchase 150,000 shares of common stock exercisable at $7.00 per share. As of December 31, 1996, none of the options has been excercised.

The weighted average fair value at the date of grant for options granted during 1996 was $.87 per option. The fair value of the options at the date of grant was estimated using the Black-Scholes model with assumptions as follows:

Market value      $2.60 and $3.00
Expected life     10
Interest rate     6.96%
Volatility        25%
Dividend yield    0.00%

Stock based compensation costs that would be recorded by the Company as a result of the foregoing would have increased the net loss for the period by $156,200 or $.18 per share.

                              Patcomm Corporation

                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1996
                                   (Continued)


During September 1996, the Company adopted an incentive stock option plan which provides for the granting of options to purchase up to 300,000 shares of common stock by eligible employees.

In addition the Company adopted a non-qualified stock option plan which provides for the granting of options to purchase up to 150,000 shares of common stock by eligible employees.

No options were granted during the year pursuant to these plans.

During the periods covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration under section 4(2), it could be liable for rescission of the sales if such exemptions were found not to apply. The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken.

Note 5. ROYALTY INTERESTS

During September, 1992 through December, 1992, the Company sold 37 units of its securities pursuant to a private placement at $ 10,000 per unit for total proceeds of $370,000. Each unit consisted of one convertible royalty interest and warrants to purchase 3,750 shares of $.001 par value common stock of the Company. Each royalty interest entitled the holder to receive payments equal to 0.1% per annum of the Company's gross revenues from sales. Each royalty interest was to have automatically converted into 5,000 shares of common stock, subject to adjustment in certain events upon the earlier of (i) such time as cumulative royalty payments have been paid on the royalty interest in an amount equal to 150% of the initial investment; or (ii) the closing on a public offering of common stock with gross proceeds of $5,000,000 or more. In addition, each royalty interest was convertible, at any time at the option of the holder thereof, into 5,000 shares of common stock, subject to adjustment in certain events. In June 1996 the warrant holders exercised the conversion option and received 185,000 shares of common stock (See Note 4).

Each Warrant also had entitled the holder to purchase one share of common stock at $4.00 per share, subject to adjustment in certain events, at any time prior to December 31, 1995. Effective December 31, 1995 the Board of Directors extended the exercise period for these warrants to December 31, 1997. The Warrants may be redeemed by the Company at $.01 per Warrant, upon 30 days prior written notice. During the year ended December 31, 1995, 18,750 warrants had been exercised for total proceeds of $75,000.

                              Patcomm Corporation

                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1996
                                   (Continued)


Note 6. INCOME TAXES

The Company has adopted Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current  or  non-current  depending  on  the  periods  in  which  the  temporary differences are expected to reverse. The deferred tax asset related to the operating loss carryforward has been fully reserved. The increase in the deferred tax asset account for the year ended December 31, 1996 was approximately $129,800.

The Company currently has operating loss carryforwards aggregating approximately $1,070,000 which expire as follows: 2007 $44,000, 2008 $209,000, 2009 $227,000,
2010 $210,000, and 2011 $380,000

Note 7. CAPITAL LEASES

The Company leases certain office equipment under capital leases expiring in December, 1997, March, 1999, and August 2001. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over a 7 year period. Amortization of assets under capital leases is included in depreciation expense.

Following is a summary of property held under capital leases:

                Office equipment                     $20,351
                Accumulated amortization               3,410
                                                     -------
                                                     $16,941


Minimum future lease payments under capital leases as of December 31, 1996 are as follows:

                      1997                     $ 6,559
                      1998                       5,439
                      1999                       4,900
                      2000                       4,720
                      2001                       4,717
                                                ------
                                                26,335
Amount representing interest                    (8,943)
                                                ------
Present value of minimum lease payments         17,392
Current portion                                 (3,858)
                                                ------
                                               $13,534
                                               =======

Interest rates on capitalized leases approximate 18% per annum.

                              Patcomm Corporation

                          (A Development Stage Company)
                          Notes to Financial Statements
                                December 31, 1996
                                   (Continued)


Note 8. COMMITTMENTS

During December 1996, the Company entered into employment agreements with two of its officers . One of these agreements provides for an annual salary of $12,000 (for devoting up to two days per month to the Company), and the other provides for an annual salary of $88,000. Each of the agreements also provides for bonus payments of 3% of net income after tax up to $1,499,000 and 1% of net income after tax above that amount during the term of the agreement.

The Company leases its facility under an agreement expiring during August, 1997 which provides for monthly rent payments of approximately $2,900. Rent expense was $27,418 and $22,412 for the years ended December 31, 1996 and 1995, respectively.

Minimum future rental payments under non-cancelable operating leases are as follows:
                  Year ended   December 31, 1997:   $34,800

Note 9. BASIS OF PRESENTATION

The accompanying financial statements have been prepared on a "going concern" basis which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

The Company has incurred operating losses during the years ended December 31, 1996 and 1995 aggregating $381,724 and $215,880 and since inception of $1,078,703.

During the periods presented the Company has not generated positive cash flow from operations and there can be no assurance that the trend will not continue. Profitable operations are dependent upon, among other factors, the Company's ability to obtain equity or debt financing and its ability to successfully market its products.

The Company is unable to project a level of revenue which would allow a reversal of its history of operating losses in the near future. In this regard the Company has undertaken the raising of additional equity capital. In addition, the Company is seeking to expand its customer base and attempting to lower its operating expenses.

Note 10  SUBSEQUENT EVENTS

On February 14, 1997, the Company to filed a registration statement on Form SB-2 with the Securities and Exchange Commission whereby it will attempt to register 1,265,000 shares of common stock for sale to the public at a proposed offering price of $5.00 per share.

                              Patcomm Corporation
                         (A Development Stage Company)
                                 Balance Sheet
                                 June 30, 1997


                                     ASSETS
                                     ------

Current assets:
  Cash                                                              $     9,808
  Inventory                                                             100,656
                                                                    -----------
     Total current assets                                               110,464

Property and equipment, at cost, net of
  accumulated depreciation of $71,581                                    41,547

Deferred offering costs                                                  20,000

Other assets                                                              1,249
                                                                    -----------
                                                                    $   183,260
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
Current liabilities:
  Current portion of capital lease obligations                      $     3,782
  Loans payable to stockholders                                          30,000
  Loan payable                                                           10,000
  Accounts payable                                                      178,771
  Accrued expenses                                                       29,138
                                                                    -----------
     Total current liabilities                                          251,691

Capital lease obligations                                                11,475

Loans payable to stockholders                                            41,800

Commitments

Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                           --
  Common stock, $.001 par value, 10,000,000 shares
    authorized, 1,056,498 shares issued and outstanding                   1,056
  Additional paid-in capital                                          1,248,377
  Common stock subscriptions                                             32,077
  Deficit accumulated during the development stage                   (1,403,216)
                                                                    -----------
                                                                       (121,706)
                                                                    -----------
                                                                    $   183,260
                                                                    ===========

                See accompanying notes to financial statements.



                                              Patcomm Corporation
                                          (A Development Stage Company)
                                             Statements of Operations
                                     Six Months Ended June 30, 1997 and 1996
                                 and Inception (March 12, 1992) to June 30, 1997

                                                 Six Months            Six Months
                                                   Ended                  Ended              Inception to
                                                  June 30,               June 30,               June 30,
                                                   1997                    1996                  1997
                                                -----------            -----------            -----------

Sales                                           $    57,818            $    10,501            $   125,840
Cost of sales                                        20,312                 58,061                213,486
                                                -----------            -----------            -----------
Gross profit                                         37,506                (47,560)               (87,646)

Other costs and expenses:
  General and administrative                        328,335                 98,629                880,386
  Research and development                           32,317                 12,521                436,872
                                                -----------            -----------            -----------
                                                    360,652                111,150              1,317,258
                                                -----------            -----------            -----------
Income (loss) from operations                      (323,146)              (158,710)            (1,404,904)

Other income and (expense):
  Interest income                                     1,252                   --                   12,634
  Miscellaneous income                                  881                  1,850                    881
  Interest expense                                   (3,500)                  (500)               (11,827)
                                                -----------            -----------            -----------
                                                     (1,367)                 1,350                  1,688
                                                -----------            -----------            -----------

     Net income (loss)                          $  (324,513)           $  (157,360)           $(1,403,216)
                                                ===========            ===========            ===========

  Earnings (loss per shares:
     Net income (loss)                          ($     0.31)           ($     0.22)           ($     2.17)
                                                ===========            ===========            ===========

     Weighted average shares outstanding          1,046,498                730,583                646,949
                                                ===========            ===========            ===========

                              See accompanying notes to financial statements.

                                                    F-13

                                               Patcomm Corporation
                                          (A Development Stage Company)
                                             Statements of Cash Flows
                                     Six Months Ended June 30, 1997 and 1996
                                 and Inception (March 12, 1992) to June 30, 1997


                                                                Six Months           Six Months
                                                                  Ended                Ended             Inception to
                                                                 June 30,             June 30,             June 30,
                                                                   1997                 1996                 1997
                                                                -----------          -----------          -----------

Net cash provided by (used in) operating activities             $  (182,440)         $  (223,563)         $(1,200,738)

Cash flows from investing activities:
  Acquisition of plant and equipment                                 (3,976)              (1,505)             (43,907)
  Deferred offering costs                                              --                   --                (20,000)
                                                                -----------          -----------          -----------
Net cash provided by (used in) investing activities                  (3,976)              (1,505)             (63,907)
                                                                -----------          -----------          -----------

Cash flows from financing activities:
  Officer's capital contribution                                       --                   --                 10,000
  Common stock issued for cash                                      139,625              312,495              817,747
  Royalty interest and warrants issued for cash                        --                   --                370,000
  Repayment of capital leases                                        (2,135)                (672)              (5,094)
  Increase in loan payable                                           10,000                 --                 10,000
  Increase (repayment) in stockholder loans                          10,000                 --                 71,800
                                                                -----------          -----------          -----------
Net cash provided by (used in) financing activities                 157,490              311,823            1,274,453
                                                                -----------          -----------          -----------

Increase (decrease) in cash                                         (28,926)              86,755                9,808
Cash and cash equivalents,
  beginning of period                                                38,734                1,363                 --
                                                                -----------          -----------          -----------
Cash and cash equivalents,
  end of period                                                 $     9,808          $    88,118          $     9,808
                                                                ===========          ===========          ===========



                                    See accompanying notes to financial statements.

                                                          F-14


                               Patcomm Corporation

                          Notes to Financial Statements


Basis of presentation

The accompanying condensed unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's annual financial statements for the year ended December 31, 1996 appearing elsewhere herein.

Stockholder loans

Short-term, unsecured, demand loans payable to various stockholders bear interest at 8.75% ($10,000) and 10% ($20,000) per annum.

In addition, loans from two stockholders aggregating $41,800, bear interest at 10% per annum and are due no later than December 31, 1998.

Stockholders' equity

Income (loss) per share was computed using the weighted average number of common shares outstanding.

During the period ended June 30, 1997, the Company issued 60,000 shares of its common stock pursuant to a private placement. The Company realized gross proceeds from the offering of $156,000.


                                      F-15
------------------------
Frank Delfine

                                                                October 13, 1997
/s/ John Dibble             Director
------------------------
John Dibble

                                                                October 13. 1997
/s/ James Messing           Director
------------------------
James Messing








                                      II-8